UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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CECO ENVIRONMENTAL CORP.

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(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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CECO Environmental ● 2020 Proxy Statement

Dear Stockholder:

We are pleased to invite you to attend CECO Environmental Corp.’s Annual Meeting of Stockholders at 8:00 a.m. Central Time on Thursday, June 11, 2020 at 14651 N. Dallas Parkway, Suite 118, Dallas, Texas 75254. The following pages contain information regarding the Annual Meeting and the matters proposed for your consideration and vote. As part of our contingency planning regarding the coronavirus (or COVID-19) pandemic, we are preparing for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission.

Our Annual Meeting agenda again will include an advisory “Say-on-Pay” vote to approve the compensation paid to our named executive officers. At last year’s meeting, our Say-on-Pay proposal received over 99% approval, based on votes cast for and against, or approximately 85% approval of all shares represented at the meeting. During 2019, we continued our focus on aligning our executive compensation programs with the interests of our stockholders. We also continued to reach out to our largest stockholders for their feedback.

Our agenda this year also includes a proposal to approve the CECO Environmental Corp. 2020 Employee Stock Purchase Plan (the “ESPP”). If approved, eligible employees could purchase our common stock at a discounted price. We believe that employee ownership of our common stock further aligns their interests with our success, and offering our common stock to eligible employees rewards those employees who wish to invest in our future. We are asking for stockholder approval of the ESPP and urge you to carefully consider the information in the Proxy Statement regarding this proposal.

Your vote is important to us, regardless of whether or not you plan to attend the Annual Meeting in person. We have included voting instructions within these materials and request that you vote as soon as possible.

On behalf of our entire Board of Directors, we thank you for your continued ownership and support of CECO Environmental Corp. and our mission to help companies across the globe grow their business with safe, clean and more efficient solutions that help protect our shared environment.

Sincerely,

Jason DeZwirek Chairman of the Board	Dennis Sadlowski Chief Executive Officer

THESE PROXY SOLICITATION MATERIALS AND CECO ENVIRONMENTAL CORP.’S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2019, INCLUDING THE RELATED FINANCIAL STATEMENTS, WERE FIRST RELEASED TO STOCKHOLDERS ON OR ABOUT APRIL 24, 2020.

CECO Environmental ● 2020 Proxy Statement

CECO ENVIRONMENTAL CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 11, 2020

Time:	8:00 a.m., Central Time

Place:	14651 N. DALLAS PARKWAY, SUITE 118, DALLAS, TEXAS 75254

Record Date:	Stockholders of record at the close of business on April 15, 2020 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting.

Agenda:	The Company recommends that you vote as follows:

Proposal 1: To elect eight directors for a one-year term.	FOR each director nominee.

Proposal 2: To approve, on an advisory basis, the compensation paid to our named executive officers.	FOR the approval, on an advisory basis, of the compensation paid to our named executive officers.

Proposal 3: To approve the CECO Environmental Corp. 2020 Employee Stock Purchase Plan.	FOR the approval of the CECO Environmental Corp. 2020 Employee Stock Purchase Plan

Proposal 4: To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2020.	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2020.

We will also transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

We are taking advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to stockholders on the internet. We believe that you will receive proxy materials more quickly and that this method reduces the environmental impact of our Annual Meeting. Accordingly, we are mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy materials and Annual Report to Stockholders for the year ended December 31, 2019, and to vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials in the Notice of Internet Availability of Proxy Materials or in the Proxy Statement (the “Proxy Statement”).

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CECO Environmental Corp., a Delaware corporation (“we,” “us,” “our,” or the “Company”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at 8:00 a.m., Central Time, at 14651 N. Dallas Parkway, Suite 118, Dallas, Texas 75254, on June 11, 2020, or any postponement or adjournment thereof.

As part of our contingency planning regarding the coronavirus (or COVID-19) pandemic, we are preparing for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission.

By Order of the Board of Directors

Jason DeZwirek
Chairman of the Board of Directors

April 24, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 11, 2020. This Proxy Statement and the CECO Environmental Corp. 2019 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, are available at www.cecoenviro.com/investors.aspx. The content on any website referred to in this Proxy Statement is not incorporated by reference into this Proxy Statement.

We will provide a copy of our proxy materials for the Annual Meeting to any stockholder without charge upon written or oral request addressed to CECO Environmental Corp., to the attention of the Corporate Secretary, 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254 or by phone at (214) 357-6181. Any stockholder may also receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC, without exhibits, upon written request to the address above.

CECO Environmental ● 2020 Proxy Statement

CECO Environmental ● 2020 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Board consists of eight directors, each serving a one-year term. Upon the recommendation of our Nominations and Governance Committee of the Board, our Board has proposed the re-election of each of our existing directors to serve as directors until the next annual meeting or until their successors have been duly elected and qualified. If, for any reason, any nominee should become unable or unwilling to serve as a director, our Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the proxy card may exercise their discretion to vote your shares for the substitute nominee.

All of our directors who served during 2019, other than Messrs. DeZwirek, Pollack and Sadlowski, qualify as independent directors in accordance with the listing requirements of The NASDAQ Stock Market LLC (the “NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of our Company and has not engaged in various types of business dealings with us. In addition, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Name	Director Since	Independent	Audit Committee	Compensation Committee	Nominations & Governance Committee

Jason DeZwirek Chairman of the Board	1994

Dennis Sadlowski Chief Executive Officer	2016

Jonathan Pollack Assistant Secretary	2011

Eric M. Goldberg	2013	X		X

David B. Liner	2017	X	X	X	Chair

Claudio A. Mannarino	2015	X	Chair		X

Munish Nanda	2018	X	X

Valerie Gentile Sachs	2016	X		Chair	X

Our Board believes that collectively our directors provide the diversity of experience and skills necessary for a well-functioning board. Our Board values highly the ability of individual directors to contribute to a constructive board environment and believes that our current directors perform in such a manner. Below is a description of each director’s background, professional experience, qualifications and skills.

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CECO Environmental ● 2020 Proxy Statement

JASON DEZWIREK (49) Mr. DeZwirek has been our Chairman of the Board since May 2013. Previously, he served as Secretary of our Company from February 1998 until September 2013. In 1999, Mr. DeZwirek founded Kaboose Inc., a family focused online media company. Mr. DeZwirek served as the Chairman and CEO of Kaboose Inc. until its sale to Disney Online (a subsidiary of The Walt Disney Company) and Barclays Private Equity Limited in June 2009. Mr. DeZwirek also previously served as a director and corporate secretary of API Technologies Corp. (NASDAQ:ATNY), a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries, from November 2006 through January 2011. Mr. DeZwirek also is and has been involved in private investment activities.

With his experience at Kaboose Inc., Mr. DeZwirek brings broad executive expertise, including operations, technology, management and strategy. Having served as a director of our Company for over 20 years, he also has a breadth of knowledge of the overall issues our Company faces.

DENNIS SADLOWSKI (59) Mr. Sadlowski served as our Interim Chief Executive Officer and President from January 2017 until his permanent appointment as Chief Executive Officer in June 2017 and as a director since May 2016. Previously, he was the Chief Operating Officer of LSG Sky Chefs North America, a provider of food and food-related services for transportation providers, from April 2013 until March 2015. As Chief Operating Officer, Mr. Sadlowski oversaw operations across over 40 locations in North America and managed over 8,000 employees. Previously, Mr. Sadlowski served as the Chief Executive Officer of International Battery, an early stage green tech company focused on large format lithium ion batteries for the grid storage markets, from September 2011 until April 2012. Mr. Sadlowski worked at Siemens from July 2000 to March 2010, serving as the President & Chief Executive Officer of Siemens Energy & Automation, Inc. from July 2007 until October 2009, an operating subsidiary of the global manufacturer Siemens AG, where he had executive accountability for the company’s global strategic direction, operating performance and marketplace success. His responsibilities at Siemens Energy & Automation included overseeing six operating divisions along with a combined sales organization, a number of wholly-owned subsidiaries and over 12,000 employees. Mr. Sadlowski has also previously worked at General Electric and Thomas & Betts. Mr. Sadlowski was a former member of the board of directors and audit committee of Trojan Battery, a privately-held global leader in deep cycle lead-acid batteries. Mr. Sadlowski earned a bachelor’s degree in Chemical and Nuclear Engineering from the University of California at Berkeley, and his master’s degree in Business Administration from Seattle University.

Mr. Sadlowski blends global strategic leadership capabilities along with operating depth across a variety of long cycle businesses. He has led global executive teams to strong organic growth supplemented with targeted acquisitions. Having served on the board of both private and public companies, Mr. Sadlowski brings a strategic focus to growth and a strong market orientation to the board room. Additionally, as our Chief Executive Officer, he provides our Board with valuable insight on the day-to-day operations of our Company and any current issues it may face.

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CECO Environmental ● 2020 Proxy Statement

JONATHAN POLLACK (48) Mr. Pollack has been the President of JMP Fam Holdings, Inc. since 2000 and has served as a Director since May 2011 and as our Assistant Secretary since May 2012. Previously, he served as Executive Vice President of API Technologies Corp. (NASDAQ:ATNY) from September 2009 and as a director from June 2007 until, in each case, January 2011. Mr. Pollack also served on its audit committee and compensation committee from January 2007 through September 2009. From March 2005 through its sale in June 2009, he served as the Chief Financial Officer and Corporate Secretary of Kaboose Inc. (TSX:KAB). Prior thereto, he worked in investment banking in New York. Mr. Pollack is currently an officer of AcuityAds Holdings Inc. (TSX: AT). He was also a director of Pinetree Capital Ltd. (TSX:PNP) from February 2014 until April 2015 and a Director of Aeterna Zentaris Inc. (NASDAQ: AEZS) from May 2018 until August 2019. Mr. Pollack received a Master of Science degree in Finance from the London School of Economics and a Bachelor of Commerce degree from McGill University. He sits on the boards of several philanthropic organizations in Toronto, Ontario, including the Mt. Sinai Hospital Foundation, the Crescent School Foundation and the Sterling Hall School Foundation.

Mr. Pollack brings over 20 years of financial, strategic and merger and acquisitions expertise to our Board, which will assist our Board as we continue to expand our business. He also brings experience serving on the board of directors of other public companies.

ERIC M. GOLDBERG (50) Mr. Goldberg has served as the President of All American Events & Tours, a Pittsburgh, Pennsylvania-based sports incentive company, specializing in providing unique and customized experiences for retail and corporate clients since 1996. Since 2007, he has also been a principal of GKK Capital, a commercial real estate development company. From 1996 until 1999, Mr. Goldberg was the general counsel for Native American Nations, a company focusing on developing business strategies for Native American tribes throughout the United States. From 2010 until 2011, he served as a director of API Technologies Corp. (NASDAQ:ATNY). Mr. Goldberg received a Bachelor of Science degree in Management from the Tulane University A. B. Freeman School of Business and a Juris Doctorate from the University of Miami School of Law. Mr. Goldberg is licensed to practice law in the State of Florida.

Mr. Goldberg brings over 20 years of sales, marketing, operations, strategic planning and legal expertise to our Board, which assists our Board as we continue to expand our business.

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CECO Environmental ● 2020 Proxy Statement

DAVID B. LINER (64) Mr. Liner served as General Counsel, Corporate Secretary and Chief Compliance Officer of Roper Technologies, Inc. (NYSE: ROP) from August 2005 until June 2016 and as a Vice President until his retirement in January 2018. Roper Technologies, a component of the S&P 500, designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. Mr. Liner helped execute Roper Technologies’ acquisition program, deploying over $5 billion in assets and acquiring over 40 businesses. Prior to joining Roper Technologies, Mr. Liner served as a corporate partner in the Detroit office of Dykema Gossett, a national law firm, where he headed the firm’s automotive industry practice and founded the firm’s China practice. He had previously been the Vice President, General Counsel and Assistant Secretary of Metaldyne Corporation, formerly MascoTech, Inc. (NYSE: MSX), a manufacturer of products for the global transportation industry. Mr. Liner earned a bachelor’s degree from the University of Michigan and his Juris Doctor from Wayne State University Law School.

Mr. Liner brings extensive legal, transactional and corporate governance expertise to our Board that will assist us as we continue to expand our business and create stockholder value. Having built and led a global corporate compliance and risk program as the General Counsel of a public company, he has developed expertise in areas of governance and compliance which will provide strong support and additional depth to our Board and to the committees on which he may serve. Mr. Liner also brings international experience to our Board, including past international board service.

CLAUDIO A. MANNARINO (49) Mr. Mannarino is the President of Sette CS Inc., a management consulting firm. From June 2014 to November 2015, he served as the Senior Vice President and Chief Financial Officer of API Technologies Corp. (NASDAQ: ATNY), a leading provider of RF/microwave, microelectronics and security technologies for critical and high-reliability applications. He also served as API’s Senior Vice President, Finance from January 2010 to June 2014 and as its Chief Financial Officer and Vice President of Finance from November 2006 to January 2010. Prior to that, he served in various, senior-level management roles throughout API’s finance organization. Before joining API, Mr. Mannarino served as Controller for two divisions of Transcontinental, Inc., a Canadian publicly traded company on the Toronto Stock Exchange. Mr. Mannarino holds a Bachelor of Commerce degree from the University of Ottawa and attained his Certified Management Accountant certification in 1996.

Mr. Mannarino brings over 20 years of financial, strategic and merger and acquisition expertise to our Board, which will assist us as we expand our business.

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CECO Environmental ● 2020 Proxy Statement

MUNISH NANDA (55) Mr. Nanda has served as the President, Americas & Europe of Watts Water Technologies, Inc. (NYSE: WTS), a global manufacturer of plumbing, heating and water quality products, since February 2016. He joined Watts Water in April 2015 as President, Americas. Mr. Nanda previously served as President of Control Technologies for ITT Corporation from April 2011 to March 2015 and as Group Vice President of ITT Corporation’s Fluid and Motion Control Group from April 2008 to April 2011. ITT Corporation is a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Prior to joining ITT Corporation, Mr. Nanda held several operating leadership and general management positions with Thermo Fisher Scientific Corporation and Honeywell International Inc. Mr. Nanda graduated with a Bachelor of Engineering degree in Production Engineering with Honors from Regional Engineering College Tiruchy in India and earned an MBA from Northern Arizona University.

Mr. Nanda brings over 25 years of experience working in senior operational management roles for global industrial manufacturers, which will assist us as we continue to grow and streamline our business. Mr. Nanda also brings extensive experience in the fluid handling, energy and niche manufacturing industries.

VALERIE GENTILE SACHS (64) Ms. Sachs served as the Vice President, General Counsel and Corporate Secretary of OM Group, Inc. (NYSE: OMG), a global developer and manufacturer of magnetic technologies, battery technologies and engineered specialty chemicals, from September 2005 through the completion of its sale in November 2015 to Apollo Global Management. She had executive responsibility for OM Group’s world-wide Legal, Internal Audit and Environment, Health & Safety operations. She also served on the boards of directors and acted as Managing Director of numerous U.S. and non-U.S. entities affiliated with OM Group. Prior to joining OM Group, Ms. Sachs served as Executive Vice President, General Counsel and Secretary of Jo-Ann Stores, Inc. (NYSE: JAS), a US-based retailer. She had previously served as General Counsel of Marconi plc (LSE and NASDAQ: MONI), a London-based, global communications and information technology company. Ms. Sachs has been a trustee of a regional humane society and is active with a number of charitable organizations fighting hunger and meeting basic human needs. She earned her bachelor’s degree (B.L.S.—Chemistry) with honors from Bowling Green State University and her Juris Doctor from Case Western Reserve University School of Law, where she was a member of Law Review and a DeWitt Scholar.

Ms. Sachs brings a combination of legal expertise, extensive executive management and leadership experience to our Board. She has been an integral part of executive management teams that have effectively worked through strategic transitions, integrations and restructurings and is very familiar with international operating challenges and opportunities. As the General Counsel of three public companies, she has developed expertise in the areas of governance, compliance and executive compensation, which will provide strong support and additional depth to our Board and to the committees on which she may serve.

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy. If prior to the meeting a director nominee is unable or unwilling to serve, which our Board does not anticipate, the proxy will be voted for a substitute nominee selected by our Board, or our Board may choose to reduce its size.

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CECO Environmental ● 2020 Proxy Statement

Our Board and Its Committees

Our Board held eight meetings during 2019. Our Board’s policy regarding director attendance at the Annual Meeting of Stockholders is that directors are encouraged to attend, and that we will make all appropriate arrangements for directors to attend. All of the directors attended our 2019 Annual Meeting of Stockholders. During 2019, each director attended at least 75% of the aggregate number of meetings of our Board and the committees on which they served in 2019.

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominations and Governance Committee.

Audit Committee

Members:	Claudio A. Mannarino, Chair
David B. Liner
Munish Nanda

The Audit Committee held six meetings in 2019.

Our Board has determined that Mr. Mannarino qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”), and that each of our Audit Committee members is independent under the applicable NASDAQ listing requirements and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”).

The primary purpose of our Audit Committee is to assist our Board in its general oversight of the integrity of our Company’s financial statements and of our Company’s compliance with legal and regulatory requirements. Its responsibilities include overseeing and reviewing:

•  the financial reports and other financial information;

•  our Company’s system of internal accounting and financial controls;

•  the engagement of our independent auditor; and

•  the annual independent audit of our financial statements.

Our Audit Committee also reviews and approves the services of our independent registered public accounting firm and evaluates transactions where the potential for a conflict of interest exists. Our Audit Committee’s purposes are more fully described in its written charter, a copy of which can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section.

Compensation Committee

Members:	Valerie Gentile Sachs, Chair
Eric M. Goldberg
David B. Liner

The Compensation Committee held four meetings in 2019.

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CECO Environmental ● 2020 Proxy Statement

Each member of our Compensation Committee is independent under the applicable NASDAQ listing requirements. Our Compensation Committee oversees our compensation programs, with particular attention to the compensation for our Chief Executive Officer (“CEO”) and the other executive officers. Our Compensation Committee operates under a written charter, which can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section. Its primary purpose is to assist our Board in matters related to compensation of our executive officers. Its responsibilities include:

•  reviewing and approving corporate goals and objectives for the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and determining and recommending to our Board for approval, our CEO’s compensation level based on this evaluation; and

•  approving or making recommendations to our Board with respect to the compensation of our other executive officers.

Our Compensation Committee also administers our equity programs, including our 2017 Equity and Incentive Compensation Plan and will administer the 2020 Employee Stock Purchase Plan if Proposal 3 is approved by our stockholders. Our Compensation Committee reports to our Board on all compensation matters regarding our directors, executive officers, and other key salaried employees. Our Compensation Committee annually reviews and approves the compensation for our directors, executive officers and other key salaried employees. It does not generally delegate any of its authority to other persons, although it has the power to delegate certain authority as permitted by applicable law and the NASDAQ listing standards to subcommittees, our Board or management. Our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers and the Compensation Committee’s independent consultant in determining or recommending the amount or form of compensation of our named executive officers, are discussed in the “Compensation Discussion and Analysis” section below.

Nominations and Governance Committee

Members:	David B. Liner, Chair
Claudio A. Mannarino
Valerie Gentile Sachs

The Nominations and Governance Committee held one meeting in 2019.

Each member or our Nominations and Governance Committee is an independent director under the applicable NASDAQ listing requirements. Our Nominations and Governance Committee operates under a written charter, which can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section. Its primary purposes are:

•  to identify individuals qualified to become Board members;

•  to make recommendations to our Board regarding Board and committee composition;

•  to develop and recommend to our Board corporate governance principles applicable to our Company; and

•  to oversee the evaluation of our Board and management.

Our Nominations and Governance Committee identifies individuals qualified to become Board members and makes recommendations to our Board regarding Board and committee composition, consistent with the Director Nomination Policy described below. It also recommends Board members for committee membership. A copy of the Director Nomination Policy can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section.

Our Bylaws provide stockholders the ability to nominate candidates for election as directors at the Annual Meeting of Stockholders. Stockholders who wish to nominate a candidate should submit the candidate’s name and the other information required by our Bylaws to our Corporate Secretary and follow the procedures stated in our Bylaws. These procedures are summarized below in “Information for Our 2021 Annual Meeting.”

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CECO Environmental ● 2020 Proxy Statement

In addition to the formal procedure set forth in our Bylaws for the nomination of directors by stockholders, our Nominations and Governance Committee has adopted a policy to consider stockholder recommendations of candidates for nomination to our Board that stockholders submit outside the process in the Company’s Bylaws discussed above. Our Nominations and Governance Committee will consider director candidates recommended by stockholders for inclusion on the slate of directors recommended to our Board on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in our Director Nomination Policy, as well as any other criteria approved by our Board from time to time. Our Nominations and Governance Committee will determine whether to interview any candidate. Recommendations must include the candidate’s name, contact information and a statement of the candidate’s background and qualifications, and must be mailed to the following address: CECO Environmental Corp., 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254, Attention: Corporate Secretary.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are held by different individuals: Mr. DeZwirek serves as Chairman and Mr. Sadlowski serves as Chief Executive Officer. Our Bylaws provide that any two or more offices may be held by the same person, but our Board believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. Our Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of our Company. Our Chairman facilitates and provides leadership to our Board and executive management and ensures they are focused on key issues. The Chairman of the Board shares common understanding of the organization with the executive management and provides focus to ensure our Board is effective in its task of setting and implementing the Company’s strategy.

The separation of the roles of Chief Executive Officer and Chairman and the independence of a majority of our Board help ensure independent oversight of management. All of our directors, other than the Chairman, Mr. DeZwirek, the Chief Executive Officer, Mr. Sadlowski, and Mr. Pollack, qualify as independent under the applicable NASDAQ listing requirements. The standing committees — the Audit Committee, the Compensation Committee and the Nominations and Governance Committee — are comprised entirely of independent directors and provide independent oversight of management. Additionally, the non-management directors regularly meet in executive session and the independent directors meet in executive session, as required.

Our management is responsible for identifying, assessing and managing the material risks facing our Company. Our Board performs an important role in the review and oversight of these risks, and generally oversees our Company’s risk management practices and processes, with a strong emphasis on financial controls. Our Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to our Audit Committee, (ii) compensation risk to our Compensation Committee, and (iii) corporate governance risk to our Nominations and Governance Committee. To the extent that the Audit Committee, Compensation Committee or the Nominations and Governance Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

Director Qualifications and Diversity

Our Board believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over our Company. When evaluating a person for nomination for election to our Board, the qualifications and skills considered by our Board, including our Nominations and Governance Committee, include:

•  Whether the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of our Company;

•  Whether the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director;

•  The contribution that the person can make to our Board, with consideration being given to the person’s business experience, education and skills, conflicts of interest, the interplay of the candidate’s experience with that of other Board members, and such other factors as our Board may consider relevant; and

•  The character and integrity of the person.

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CECO Environmental ● 2020 Proxy Statement

Our Board applies a broad concept of diversity, which includes all of the criteria listed in the paragraph below together with other factors such as the nominee’s experience and leadership abilities. When our Board seeks new director candidates to add to our Board or to replace directors who have resigned or recommends the re-election of incumbent directors, our Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for our Board.

With respect to skill set diversity, our Board seeks to have directors and nominees composed of qualified professionals with a broad range of skills, but believes in a diverse mix of background, experience, expertise, perspectives, gender, age and ethnicity. Our current directors have a broad range of skills, expertise and diversity, some of which have been described in the director profiles. Diversity helps to create a balanced Board to effectively develop strategies for our Company’s growth.

Code of Ethics & Conduct and Corporate Governance Guidelines

We have adopted a Code of Ethics & Conduct that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions) and Corporate Governance Guidelines applicable to our directors to assist our Board in following corporate guidelines that serve the best interests of our Company. The Code of Ethics & Conduct and Corporate Governance Guidelines for the Board of Directors are posted on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section. We will post on our website any amendments to or waivers of the Code of Ethics and Conduct for executive officers or directors in accordance with applicable laws and regulations. The information on or accessible through our website is not a part of or incorporated by reference into this Proxy Statement.

Insider Trading Policy

Our Insider Trading Policy, which applies to all of our directors, officers, employees and agents, expressly prohibits buying or selling securities while in possession of material, nonpublic information about us or another company and from disclosing such information on to others who might purchase or sell securities on the basis of such information. We consider short term or speculative transactions by our personnel involving our securities to be inappropriate. We also discourage our personnel from buying or selling our securities in margin accounts. Our Insider Trading Policy expressly prohibits the following activities with respect to our securities: short sales, including short sales against the box, buying or selling puts or calls and frequent trading to take advantage of fluctuations in stock price. The restrictions under our Insider Trading Policy also apply to immediate family and household members of our directors, officers, employees and agents.

Stockholder Communications with Directors

Our Board has adopted a process by which stockholders may communicate with our Board for matters other than director nominations. Stockholders who would like to communicate with our Board or a committee of our Board should send the communication to: Chairman of the Board, CECO Environmental Corp., 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4.

Our Chairman of the Board, Mr. DeZwirek, will forward such communications to our Board at or prior to its next regular meeting. Stockholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Chairman of the Board” at the same address above. These communications will be forwarded to the independent directors at or prior to the next meeting of the independent directors.

Our Board or the independent directors will determine, in their respective sole discretion, the method by which any such communications will be reviewed and considered.

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CECO Environmental ● 2020 Proxy Statement

2019 Director Compensation

Our non-management directors receive the following compensation for their service on our Board.

Director Service	Compensation ($)
Annual cash retainer, paid quarterly: [1]	45,000
Annual equity retainer:	70,000
Annual Committee Chair supplement:
Audit Committee:	30,000
Compensation Committee:	15,000
Nomination and Governance Committee:	15,000

(1)

In lieu of paying an annual cash retainer or fees to Mr. DeZwirek for his service as Chairman of the Board, we pay consulting fees to Icarus Investments Corp. (“Icarus”). For a description of this arrangement, see “Certain Transactions” below.

Our Compensation Committee has determined that granting RSUs in lieu of cash meeting payments simplifies the directors’ compensation while promoting the ownership of common stock. Accordingly, in June 2019 we granted to each non-management director RSUs covering 7,487 shares of common stock. The RSUs generally vest on the one-year anniversary of the grant and are settled in shares of Company common stock. We also reimburse or pay our Board members their reasonable travel and out-of-pocket expenses to attend meetings. Our non-management directors are eligible to participate in the Company’s U.S. health plan with 100% of the premium payable by the enrolled director.

The following table reflects the 2019 compensation paid to each of our directors other than Mr. Sadlowski, who is also a Company employee and receives no additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation ($)	Total ($)

Jason DeZwirek	—	70,000	240,000 [2]	310,000
Eric M. Goldberg	45,000	70,000	—	115,000
David B. Liner	60,000	70,000	—	130,000
Claudio A. Mannarino	75,000	70,000	—	145,000
Munish Nanda	45,000	70,000	—	115,000
Jonathan Pollack	45,000	70,000	78,000 [3]	193,000
Valerie Gentile Sachs	60,000	70,000	—	130,000

(1)

This column represents the grant date fair value of RSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The stock awards shown in the table above represent the RSU awards granted to our directors in 2019. The table below shows the aggregate number of unvested RSUs and unexercised options held by each of our non-management directors as of December 31, 2019.

Name	RSUs (#)	Stock Options (#)
Jason DeZwirek	9,694	—
Eric M. Goldberg	9,694	15,000
David B. Liner	7,487	—
Claudio A. Mannarino	9,694	—
Munish Nanda	7,487	—
Jonathan Pollack	9,694	38,000
Valerie Gentile Sachs	9,694	—

(2)

This amount reflects the fees we paid to Icarus, a company controlled by Mr. DeZwirek, pursuant to which Icarus provides us management consulting services. For a description of this arrangement, see “Certain Transactions” below.

(3)

This amount reflects the fees we paid to JMP Fam Holdings, Inc., a company controlled by Mr. Pollack, for consulting services performed by Mr. Pollack during 2019. Pursuant to an oral arrangement, JMP Fam Holdings provides us with strategic advisory services, including the evaluation of financing options, capital structure and potential acquisitions, for a monthly fee of $6,500.

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CECO Environmental ● 2020 Proxy Statement

Our Board has implemented mandatory stock ownership guidelines for non-management directors to further align the interests of non-management directors and stockholders. Each non-management director is required to own shares of our common stock having a value equal to a specified multiple of the non-management director’s regular annual cash retainer. On December 3, 2018, our Board increased the minimum stock ownership requirement from three times the regular annual cash retainer to five times that amount. Non-management directors have five years from the later of December 3, 2018 or the date of his or her election or appointment to our Board to attain such ownership levels. Our Compensation Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. As of December 31, 2019, all non-management directors met the stock ownership requirement, except for Mr. Nanda, who joined our Board in June 2018 and has until June 2023 to satisfy that requirement. For purposes of this requirement, a non-management director’s stock ownership includes all shares of our common stock owned by the non-management director outright or held in trust for the director and the director’s immediate family, plus a non-management director’s restricted stock units. The value of a share is measured as the greater of the then current market price or the closing price of a share of our common stock on the acquisition or grant date.

Certain Transactions

Since January 1, 2019, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any then director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transaction described below.

We are a party to an oral agreement with Icarus pursuant to which Icarus provides us management consulting services regarding our corporate policies, marketing, strategic and financial planning, including long- and short-term goals, mergers and acquisitions and other business combinations, financing, growth plans and other related matters, for $20,000 per month. Icarus is controlled by our Chairman of the Board, Jason DeZwirek. We paid fees of $240,000 to Icarus for its services during 2019. These fees are also shown in the 2019 Director Compensation Table above as “All Other Compensation” for Mr. DeZwirek.

Our Audit Committee is responsible for reviewing and approving or ratifying any related party transactions in accordance with the Audit Committee Charter, and it has approved the transaction described above.

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CECO Environmental ● 2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is designed to attract, motivate, retain and reward executive talent to achieve our business goals, with the ultimate goal of increasing stockholder value. This Compensation Discussion and Analysis provides information about our compensation objectives and policies for our Chief Executive Officer and the other executive officers included in the “2019 Summary Compensation Table,” who are referred to as our “named executive officers.” This Compensation Discussion and Analysis puts in perspective the information set forth in the “2019 Summary Compensation Table” that follows in this Proxy Statement.

Compensation Highlights

During 2019 our Compensation Committee continued to implement the changes it had made to our executive compensation programs to be more competitive in the market for talent and to more closely align with industry best practices and the long-term interests of our stockholders. Our other compensation practices include the following:

•  Our 2019 annual performance-based cash incentive compensation program was designed so that no amount would be payable unless we achieved at or above 80% of our operating income goal for Mr. Sadlowski, our Chief Executive Officer (“CEO”), Mr. Eckl, our Chief Financial Officer (“CFO”), and Mr. Gohr, our Chief Accounting Officer (“CAO”).

•  Performance-based restricted stock units (“PRSUs”) that were granted in 2019 under our long-term equity incentive program generally require attainment of specified levels of adjusted EBITDA (as calculated for purposes of our Company’s quarterly financial reports) (“Adjusted EBITDA”) in 2021 for all or a portion of those PRSUs to vest. We also granted time-based restricted stock units (“RSUs”) that generally vest ratably over four years.

•  For 2019, 70% of our CEO’s total target equity compensation is performance-based and 50% of his total target cash compensation is “at-risk.”

•  Our stock ownership guidelines apply to all executive officers, including our named executive officers. Our CEO is required to own our stock having a value equal to five times his base salary. Our CFO is required to own our stock having a value equal to three times his base salary, and our other executive officers (currently, only Mr. Gohr) are required to own our stock having values equal to their base salaries.

•  Our Compensation Committee has engaged an independent executive compensation consultant to provide advice on compensation matters. In 2019, we engaged our independent compensation consultant to conduct a market analysis of our CEO’s, CFO’s and CAO’s total cash compensation and equity incentives against the general market and our peer group. We have determined that our named executive officers are fairly compensated.

•  Our clawback policy permits us to recover excess incentive-based compensation paid to an executive officer if we are required to restate our financial statements due to material noncompliance with the financial reporting requirements under United States federal securities laws and such executive officer willfully committed an act of fraud, dishonesty or recklessness in the performance of his duties that contributed to the noncompliance or benefited materially as a result of receiving excess incentive-based compensation.

•  We use tally sheets when determining executive compensation.

•  We provide limited perquisites.

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CECO Environmental ● 2020 Proxy Statement

Stockholder Engagement

At our 2019 Annual Meeting of Stockholders, our advisory “Say-on-Pay” proposal to approve the compensation we paid to our named executive officers received over 99% approval, based on total votes cast for and against, or approximately 85% approval of all shares represented at the meeting. Our Compensation Committee believes that this strong approval reflects our continued efforts to improve our compensation practices. During 2019, we had direct contact and discussions with stockholders representing approximately 55% of our outstanding shares (up from approximately 50% in 2018). Our CEO and CFO as well as some of our directors participated in these discussions and provided stockholder feedback to our Board as a whole. Our Compensation Committee considered the 2019 Say-on-Pay voting results at its subsequent meetings and remains dedicated to continuous improvement to our executive compensation programs, although it did not make any changes to our executive compensation policies or practices that were specifically driven by the outcome of that vote.

Compensation Policy and Objectives

Our Compensation Committee believes that an effective executive compensation program rewards the achievement of annual, long-term and strategic goals set by the Company and aligns our named executive officers’ interests with those of our other stockholders. Our executive compensation program is designed to attract, motivate, retain and reward highly qualified individuals who are committed to the achievement of solid financial performance and excellence in the management of our Company assets. To accomplish this objective, our executive compensation program is designed to provide competitive compensation and to link compensation to our Company’s financial and operational performance. Our Compensation Committee generally evaluates compensation against individual and external market factors to help ensure that we maintain our ability to attract, motivate and retain key executive talent.

Total compensation for our named executive officers generally is comprised of base salary, short-term incentives and long-term incentives, a portion of which is designed to be earned based on our Company’s financial performance. From time to time, our Compensation Committee may approve discretionary cash bonuses or special equity awards to recognize and reward a named executive officer’s individual effort in certain circumstances.

Compensation Committee Role

Our Compensation Committee oversees our compensation programs, with particular attention to the compensation for our CEO and the other named executive officers, to ensure that our compensation philosophy is consistent with the best interests of the Company and our stockholders. It reviews and approves (or, as appropriate, recommends to our Board for approval) changes to our executive compensation policies and programs. While our Compensation Committee has established objective, formula-based arrangements, it believes that an effective executive compensation program also requires the use of sound business judgement and the ability to exercise discretion. Accordingly, our Compensation Committee retains discretion to adjust the mix of cash and equity compensation components, adjust the mix of RSUs and PRSUs awarded, and offer other forms of equity-based compensation. In the past, our Compensation Committee has exercised its discretion and modified the recommended adjustments or awards to our named executive officers. We believe that this discretion allows our Compensation Committee to better calibrate the relative contributions of each named executive officer and to respond to market practices as our business needs change.

Role of Compensation Consultants in Compensation Decisions

Our Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consultant to advise our Compensation Committee on executive compensation matters. At our Compensation Committee’s direction, Meridian prepared, presented and made recommendations on peer group data, competitive market pay, compensation structure and general market trends. More specifically, Meridian provided market and peer group data to give our Compensation Committee context for our Company’s annual incentive plan participants, target award opportunities and the appropriate allocation among financial metrics. In addition, Meridian recommended that our Compensation Committee set the annual incentive targets to align with our Company’s short-term business strategy and to complement our long-term incentive structure, as well as to be measurable and specific with respect to goals and ranges tied to creating stockholder value. In revising our executive compensation programs to be more market competitive and more closely aligned with what we believe are industry best practices, our Compensation Committee considered the information presented by Meridian.

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CECO Environmental ● 2020 Proxy Statement

Meridian has also provided a review of our fixed, variable and long-term compensation against our peer group for our named executive officers. Our Compensation Committee reviewed and discussed the data but determined that it did not warrant any adjustments to our current compensation structure or awards.

Our Compensation Committee assessed the independence of Meridian, as required under the NASDAQ listing requirements, and considered and assessed all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Meridian during 2019. Based on this review, our Compensation Committee did not identify any conflict of interest raised by the work of Meridian. Meridian does not provide any services to management or any other services to our Company.

Role of Executive Officers in Compensation Decisions

Our annual and long-term incentive-based executive compensation is structured to reward our executive officers for achieving our Company’s business goals. From time to time, our Compensation Committee relies upon recommendations made by our management, and in particular, our CEO, regarding compensation for our executive officers other than our CEO. As part of its review and establishment of the performance criteria and compensation of our named executive officers, our Compensation Committee meets separately with our CEO at least once each year and with our other executive officers as it deems appropriate. Our CEO and such other executive officers as our CEO deems appropriate annually review the performance of each of our other named executive officers (other than our CEO) with our Compensation Committee and makes recommendations to our Compensation Committee regarding such named executive officers’ compensation. Our Compensation Committee makes its compensation decisions for our named executive officers other than the CEO based on that review and the recommendations of our CEO. Each year, our CEO’s performance is reviewed by our non-management directors, and based on that review, our Compensation Committee makes a recommendation to the non-management directors regarding the compensation of our CEO.

Setting Executive Compensation

Our Compensation Committee evaluates the performance of our CEO and the other named executive officers as described above and reviews and approves the annual salary and any annual cash incentive, bonus, long-term stock-based compensation and other material benefits of our named executive officers other than our CEO, subject to the terms of any applicable employment agreements. Based on the recommendations of our Compensation Committee, our non-management directors approve the annual salary and any annual cash incentive, bonus, long-term stock-based compensation and other material benefits of our CEO, subject to the terms of his employment agreement.

External Pay Comparisons

Our Compensation Committee considers external pay comparison data as a market check on its compensation decisions, but not for specific benchmarking. With input from Meridian, our independent compensation consultant, in December 2018, our Compensation Committee identified a peer group that it believes more appropriately reflects our peers for purposes of determining executive compensation in 2019. These companies were selected based on revenue, market capitalization and various market peer indices, as well as overall business characteristics, including product offerings and end markets, similar to ours.

• Ameresco, inc.	• Esco Technologies, Inc.	• Manitex International, Inc.
• Argan, Inc.	• Graham Corporation	• Powell Industries, Inc.
• Aspen Aerogels, Inc.	• Heritage-Crystal Clean Inc.	• Preformed Line Products Co.
• DMC Global, Inc.	• Hurco Companies, Inc.	• The Gorman-Rupp Co.
• Douglas Dynamics, Inc.	• L.B. Foster Company	• Thermon Group Holdings Inc.
• Enphase Energy, Inc.	• Lydall, Inc.	• US Ecology, Inc.

We are currently positioned in the 25th percentile in terms of revenue and market cap for this peer group. Based on its review of the peer group data and market data and other factors discussed in this Compensation Discussion and Analysis, Meridian determined that our CEO’s 2019 total target compensation is between the 25th percentile and 50th percentile of this peer group, which corresponds to our Company’s size within the peer group, as described above.

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CECO Environmental ● 2020 Proxy Statement

2019 Executive Compensation

Our Company’s financial performance reflected solid progression in 2019. We had year-over-year growth in organic revenue and operating income as well as improvements in other key metrics, such as Adjusted EBITDA and return on tangible capital; however, we did not achieve the threshold level for our free cash flow metric. As a result of this performance, our named executive officers earned cash incentive compensation for 2019 at a payout percentage of 49.7% of target, which was significantly less than the prior year.

As incentive for future performance, the CEO and CFO were granted PRSUs that give them the opportunity to earn shares based on our Company’s future performance. As in prior years, each named executive (including the CAO) officer also received grants of timed-based RSUs that generally vest over four years, so the value an executive officer may actually realize depends on our future stock performance. The charts below show the proportion of salary and actual annual cash incentive payments for 2019 and the RSUs and PRSUs granted in 2019 for each named executive officer. The PRSUs noted below represent the grant date fair value and assume maximum achievement with respect to performance conditions.

Elements of Compensation

Our executive compensation program consists of cash, with a fixed salary and an annual cash incentive opportunity, and equity generally in the form of RSUs and PRSUs. We have in the past also granted stock options to our executive officers, but stock options are not currently part of our ongoing executive compensation program. From time to time we have paid discretionary cash bonuses to recognize and reward executive officers, if the circumstances warrant. No such bonuses were made in 2019.

Base Salary

We provide our named executive officers with a base salary to compensate them for the expertise and value they bring to us. Base salary is determined for each individual based on the executive’s position and responsibility, taking into account the executive’s impact level, external market data, scope of responsibility, prior experience, past accomplishments and other similar factors, and whether the particular base salary is subject to any existing employment agreement.

Salary levels for our named executive officers are reviewed and approved by the Compensation Committee annually as well as upon a promotion or other change in job responsibility. The salary levels, including any increases, are also based on our Compensation Committee’s evaluation of the individual’s strengths, development and expected future contributions with respect to the corporate goals and objectives relevant to the individual’s compensation, including individual performance. In 2019, our Compensation Committee approved the following base salaries for our named executive officers. In early April 2019, Mr. Sadlowski and Mr. Eckl received approximately 2% increases in base salary, and Mr. Gohr received an increase in his base salary of approximately 4% based on performance.

Named Executive Officer	Base Salary Rate ($) (as of 12/31/19)
Dennis Sadlowski	587,000
Matthew Eckl	342,000
Paul Gohr	208,000

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CECO Environmental ● 2020 Proxy Statement

Cash Incentive Compensation

We believe that a portion of our named executive officers’ cash compensation should be earned based on our annual performance, so that our executive officers are appropriately motivated to maximize our financial and operating performance each year. Early each year, our Compensation Committee selects executive officers to participate in the annual incentive program and determines the amount of the award and the performance goals for the participant. After year-end, our Compensation Committee determines whether the objectives and conditions for earning the awards have been met.

For 2019, our Compensation Committee approved annual incentive award opportunities for our named executive officers based on objective Company financial performance goals. Each named executive officer had an incentive award opportunity expressed as a percentage of his earned wages in 2019. The percentages, which were unchanged from 2018, were 100% of salary for Mr. Sadlowski, 55% of salary for Mr. Eckl and 35% of salary for Mr. Gohr. At target performance, each named executive officer would receive 100% of his incentive award opportunity. If our Company’s performance in 2019 exceeded the target, the annual incentive payout could be up to a maximum 200% of the incentive award opportunity for each of Messrs. Sadlowski and Eckl and up to a maximum 120% of the incentive award opportunity for Mr. Gohr.

Our Compensation Committee selected revenue, adjusted operating income and adjusted free cash flow as the performance metrics for our 2019 cash incentive program because it believed that improvement in these three metrics would drive stockholder value. For purposes of the cash incentive program, we make certain adjustments deemed appropriate by the Compensation Committee and as noted below.

Revenue:  To determine achievement of our revenue metric, we used revenue as reported in our financial statements.

Operating Income:  For purposes of determining achievement of this performance metric, we adjusted operating income as reported in our financial statements to exclude the following special items: (1) amortization and earnout expenses, (2) loss on divestitures, net of selling costs, (3) restructuring expenses, net, and (4) acquisition and integration expenses.

Free Cash Flow:  We calculated free cash flow by adjusting cash flows from operating activities as reported in our financial statements to include acquisitions of property and equipment.

Our Compensation Committee gave equal weight to each of the three performance metrics; however, it determined that unless our Company achieved 80% of the operating income goal, no cash incentive would be paid.

Metric	Threshold (dollars in millions) (50% Payout)	Target (dollars in millions) (100% Payout)	Maximum (dollars in millions) (200% / 120% Payout)	Weighting
Revenue	303.5	379.4	455.3	33%
Operating Income	25.3	31.6	37.9	33%
Free Cash Flow	16.0	20.0	24.0	33%

If the target level for each performance metric is attained, the cash incentive award is designed to pay out at 100% for that metric. The threshold is the lowest level of payout below which no payment is made for the specific component, except that regardless of the actual attainment of the other individual metrics, no payment will be made to any of the named executive officers unless we achieve 80% of the operating income goal. If performance for a metric is between the specified threshold and target, or target and maximum, the actual payout is determined based on straight-line mathematical interpolation.

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CECO Environmental ● 2020 Proxy Statement

In February 2020, our Compensation Committee determined the degree to which the cash incentive award goals for 2019 were achieved. For 2019, the actual achievements for the specific performance metrics are set forth below. The “Achievement Percentage” indicates the performance for that metric as compared to the target. The “Payout Percentage” for each metric is determined based on the applicable interpolation of the achievement between the threshold and target, or target and maximum, levels. After giving equal weighting to each metric, the total payout as a percentage of target was determined.

Metric	Achievement (in millions) ($)	Achievement Percentage	Payout Percentage
Revenue	341.9	90%	75%
Operating Income	28.3	89%	74%
Free Cash Flow	4.6	23%	0%

Aggregate Percentage			149%
Average			x .333

Total Payout as a Percentage of Target			49.7%

Since the specified minimum operating income level for our named executive officers was achieved, our named executive officers earned the amounts shown below under the 2019 annual cash incentive program. The amount of each annual cash incentive payment is also shown in our 2019 Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	Target Opportunity as Percentage of Salary		Payout Percentage		Salary ($)		Amount of Incentive Payment ($)
Dennis Sadlowski	100%	x	49.7%	x	582,963	=	289,739
Matthew Eckl	55%	x	49.7%	x	339,846	=	92,899
Paul Gohr	35%	x	49.7%	x	205,744	=	35,790

No Discretionary Bonus Payments

No discretionary bonuses were paid to our named executive officers for 2019, although the Compensation Committee may from time to time approve the payment of a discretionary bonus if the circumstances warrant.

Long-Term Equity Compensation

Our Compensation Committee believes that granting stock-based awards and options from time to time provides our executive officers with a strong economic interest in maximizing stockholder returns over the longer term and is important in retaining and recruiting the key talent necessary to ensure our Company’s continued success. As a result, our equity compensation plans have been designed to promote the long-term financial interests and growth of our Company by helping attract and retain management with the ability to contribute to the success of the business, by providing an opportunity for increased equity ownership by our executive officers and by maintaining competitive levels of total compensation.

Under our 2017 Equity and Incentive Compensation Plan, awards may take the form of restricted stock grants, bonus stock grants without restrictions, non-qualified stock options, incentive stock options, RSUs, performance-based awards and certain other awards. Our Compensation Committee believes that the ability to grant various types of equity awards offers more flexibility in designing the overall compensation packages. Our Compensation Committee administers our equity compensation plans.

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CECO Environmental ● 2020 Proxy Statement

2019 Equity Grants

Our Compensation Committee changed our Company’s long-term equity incentive practices in 2018 to provide for grants of long-term incentive awards that generally consist of RSUs that generally vest over time and PRSUs that generally vest only to the extent our Company attains the performance goal established by our Compensation Committee. To the extent stock units vest, the recipient receives one share of our common stock for each vested stock unit and an amount in cash equal to the dividends, if any, that would have been paid on the underlying common stock since the date of the stock unit grant.

For 2019, the value of the total stock units awarded to each named executive officer was based on a fixed dollar amount determined by our Compensation Committee with Meridian’s guidance. To determine the number of stock units, we divided the value of the award by the closing stock price on the date of grant. For our CEO and CFO, our Compensation Committee allocated the stock units between RSUs and PRSUs. Because he serves as our CEO, our Compensation Committee determined that Mr. Sadlowski would be granted equity awards with an aggregate value of approximately $500,000, and that his awards would be more heavily allocated to PRSUs, 70% of the target long-term incentive award value with the remaining 30% allocated to time-based RSUs. For Mr. Eckl, our Compensation Committee determined that his equity awards would have an aggregate value of approximately $250,000, with the target long-term incentive award value allocated evenly between time-based RSUs and PRSUs. Our Compensation Committee determined that Mr. Gohr should receive time-based RSUs with a target value of $50,000. The target long-term incentive award values for Messrs. Sadlowski and Eckl were unchanged from 2018.

The RSUs that were granted to the named executive officers in 2019 generally vest in four substantially equal annual installments. All of the 2019 RSU awards granted to all of our named executive officers are shown in the “2019 Grants of Plan-Based Awards Table” below in this Proxy Statement.

The long-term performance awards that were granted in 2019 were designated as PRSUs that generally vest after a three year performance period on March 15, 2022, to the extent our Company attains the Adjusted EBITDA goal for the 2021 fiscal year as established by our Compensation Committee The Adjusted EBITDA metric was used to help align our named executive officers’ rewards with our stockholder interests and to help create a stronger and more direct connection to success drivers and stock price performance. Based on Adjusted EBITDA achievement, Messrs. Sadlowski and Eckl are eligible to earn PRSUs in the following amounts.

	PRSUs Earned
2021 Adjusted EBITDA Performance Level	Dennis Sadlowski	Matthew Eckl
Target	48,343	17,266

If the “target” Adjusted EBITDA performance level is not achieved, then no PRSUs will be earned. Messrs. Sadlowski and Eckl both have a significant portion of their annual equity opportunity tied to PRSUs due to their leadership positions and responsibilities for our financial performance, and their PRSUs have a target Adjusted EBITDA goal that would result in their earning the target number of PRSUs.

We do not disclose in this Proxy Statement the specific, forward-looking Adjusted EBITDA goal that we established for the PRSUs granted in 2019 because (i) this goal relates to executive compensation to be earned and/or paid in a future year and (ii) we believe that disclosure of such goal before the applicable performance period has commenced would cause us competitive harm. However, we expect to disclose such goal in a future Proxy Statement once the applicable performance period has ended as part of our compensation discussion and analysis about the amounts, if any, earned by our named executive officers under these awards. In setting the applicable achievement level, our Compensation Committee considered how achievement of the performance goal could be impacted by events expected to occur in the coming years. We believe that the target goal for Messrs. Sadlowski and Eckl will require considerable and increasing collective effort on the part of our employees, including Messrs. Sadlowski and Eckl, to achieve. The PRSU grants made in 2019 for our named executive officers are set forth in the “2019 Grants of Plan-Based Awards Table” below in this Proxy Statement.

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CECO Environmental ● 2020 Proxy Statement

Personal Benefits and Perquisites

We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program and better enable us to attract and retain employees for key positions. These perquisites consist of car allowances and payment of life insurance premiums.

Retirement and Post-Employment Benefits

Our Company sponsors a 401(k) retirement plan for substantially all of our U.S. employees (the “401(k) Plan”), pursuant to which we match contributions each pay period at 100% of the employee’s contributions for the first 3% of eligible compensation, and 50% of the employee’s contribution on the next 3% of eligible compensation, for a maximum match of 4.5% of eligible compensation. Our named executive officers participate in the 401(k) Plan on the same terms as our other eligible employees. We believe the 401(k) Plan, which has limited cost to our Company, is set at a reasonable level, is highly valued by participants, and is part of a competitive compensation program consistent with our overall goal of attracting and retaining qualified employees.

Agreements with Individual Named Executive Officers

We have employment agreements with two of our named executive officers. We entered into the June 10, 2017 employment agreement with Mr. Sadlowski in connection with his appointment as our permanent CEO, having served as our interim CEO for the previous four months pursuant to an interim offer letter dated January 26, 2017. We entered into an employment agreement with Mr. Eckl effective as of January 9, 2017 when he joined our Company as our CFO. These employment agreements set forth the basic terms and conditions of employment for such named executive officers, including initial base salary, annual incentive opportunity, and long-term incentive opportunity, as well as certain sign-on equity and cash bonus compensation and certain perquisites and personal benefits. The employment agreements also include customary restrictive covenants and provide for certain severance compensation and benefits in the event of a qualifying termination of employment. The terms of these employment agreements reflect the product of arms’ length negotiations between the individual and the Company.

For more information regarding these individual arrangements and the benefits provided thereunder, please see “Potential Payments Upon Termination or Change of Control” below.

Stock Ownership Guidelines

To reinforce the alignment of our CEO’s long-term financial interest with the interests of our stockholders, we have required our CEO to own shares of our common stock having a value equal to at least five times his base salary. During 2018, our Compensation Committee revised our stock ownership guidelines to require our other executive officers to own shares of our common stock having values equal to the applicable multiple of base salary set forth in the table below:

Named Executive Officer	Ownership Requirement (as a multiple of base salary)
Chief Executive Officer	5X
Chief Financial Officer	3X
Other Executive Officers (currently, only Mr. Gohr)	1X

Our executive officers have five years after becoming subject to these guidelines to achieve the stock ownership required. Our Compensation Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. For purposes of this requirement, stock ownership includes all shares of our common stock owned by the named executive officer directly or held in trust for the executive or the executive’s immediate family. In addition, restricted stock and RSUs are also included in determining whether the required level of ownership has been attained. For purposes of the stock ownership requirements, the value of a share is measured as the greater of the then current market price or the closing price of a share of the common stock on the grant date.

Our executive officers are prohibited under our Insider Trading Policy from engaging in certain transaction in our securities, including short sales against the box, buying or selling puts or calls and frequent trading to take advantage of fluctuations in stock price. Our Insider Trading Policy is described in the “Insider Trading Policy” paragraph under “Our Board and Its Committees” section above.

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CECO Environmental ● 2020 Proxy Statement

Clawback Policy

Our Board adopted a clawback policy that provides if (1) our Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the U.S. federal securities laws and (2) our Board reasonably in good faith determines that any current or former “Section 16 officer” of our Company willfully committed an act of fraud, dishonesty or recklessness that contributed to the noncompliance or benefitted materially from excessive incentive-based compensation, then our Board may direct the Company to use prompt and reasonable efforts to recover the excessive incentive-based compensation paid to the individual.

Risk Considerations in our Compensation Program

Our executive compensation consists of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so our executive officers are not pressured to focus exclusively on short-term gains, which may be detrimental to long-term stock price appreciation and other business metrics. The variable portions of compensation consist of cash incentives and long-term equity incentives (time-based RSUs and PRSUs). Incentive compensation is generally tied to the achievement of corporate performance goals based on metrics established by our Compensation Committee. For 2019, we used revenue, adjusted operating income and adjusted free cash flow for short-term cash incentives and Adjusted EBITDA for long-term equity incentives. We believe that the variable components of compensation motivate our executive officers to produce short- and long-term corporate results while the fixed element of compensation helps provide security so that management is not encouraged to take unnecessary or excessive risks in working to produce such results. Periodically, our Compensation Committee conducts a risk review of the compensation programs for all employees, including our named executive officers. In 2019, a market pay analysis was conducted, and following discussions held in Compensation Committee meetings that addressed risks associated with our plans and metrics, we believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

Tax and Accounting Considerations

We recognize a charge to earnings for accounting purposes for equity awards over their requisite service period. With respect to the tax deductibility of compensation, although the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code was repealed as part of the late 2017 U.S. tax reform, generally effective as of January 1, 2018, our Compensation Committee still considers the tax deductibility of compensation. However, our Compensation Committee is fully authorized to approve compensation that may not be deductible when it believes that such payments are appropriate to attract and retain executive talent.

Conclusion

We recognize the importance of attracting, motivating, retaining and rewarding executive talent who can effectively lead our business. Our Compensation Committee continues to analyze and adjust our compensation programs to emphasize the alignment of our named executive officers’ interests with the long-term interests of our stockholders. It seeks to incentivize our named executive officers to maximize our Company’s performance and reward them for their achievements. With the various components of our executive compensation programs, our Compensation Committee seeks a balance between fixed and at-risk compensation, cash and equity, and short-term and long-term rewards with the ultimate objective of creating long-term value for our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, by incorporation by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

This report is submitted on behalf of the members of the Compensation Committee:

Valerie Gentile Sachs, Chair

Eric M. Goldberg

David B. Liner

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CECO Environmental ● 2020 Proxy Statement

2019 Summary Compensation Table

The following table sets forth certain information with respect to the compensation for the years indicated for Mr. Sadlowski, our principal executive officer, Mr. Eckl, our principal financial officer, and Mr. Gohr, our other executive officer. We refer to these executive officers collectively as “our named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)		Total ($)
Dennis Sadlowski Chief Executive Officer	2019	582,963		—		500,000	289,739	33,168		1,405,870
	2018	575,000		—		742,500	715,561	29,692		2,062,753
	2017	531,629	[1]	201,644	[2]	471,716	—	27,526		1,232,515

Matthew Eckl Chief Financial Officer	2019	339,846		—		250,000	92,899	27,352		710,097
	2018	334,192		—		357,650	228,736	18,795		939,373
	2017	282,693		115,000	[2]	368,940	—	199,636	[5]	966,269

Paul Gohr Chief Accounting Officer	2019	205,744		—		50,000	35,790	19,075		310,609
	2018	198,423		—		86,625	70,991	18,347		374,386
	2017	176,137		30,000		50,004	—	12,727		268,868

(1)	Mr. Sadlowski’s salary in 2017 includes a cash retainer of $14,125 for his service on our Board prior to being appointed as our CEO in June of that year.

(2)

Mr. Sadlowski’s 2017 bonus was paid for the period from January 1, 2017 through May 31, 2017 while he served as our interim chief executive officer pursuant to the terms of a written agreement with him. The amount for Mr. Eckl includes a $65,000 “sign-on” cash bonus when he joined our Company in 2017 pursuant to the terms of his employment agreement.

(3)

This column reflects the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. There is no assurance that the named executive officers will realize these amounts. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The 2017 amount for Mr. Sadlowski includes $70,001 for RSUs he received for services as a director while serving as our interim CEO. For PRSU awards, the grant date fair value represents the probable outcome of the applicable performance conditions.

(4)	Amounts reported in this column for 2019 consist of the following:

Named Executive Officer	401 (k) Matching Contributions ($)	Term Life Insurance Premiums ($)	Car Allowance ($)	Total ($)
Dennis Sadlowski	11,550	9,618	12,000	33,168
Matthew Eckl	11,291	4,061	12,000	27,352
Paul Gohr	8,697	778	9,600	19,075

(5)	Includes one-time payment of $181,472 related to relocation expenses in conjunction with Mr. Eckl’s hiring.

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2019 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Awards ($)(4)
Dennis Sadlowski		—	583,000	1,166,000	—	—	—	—	—
	3/08/19	—	—	—	—	—	—	20,719	150,000
	3/08/19	—	—	—	—	48,343	—	—	350,000	[5]
Matthew Eckl		—	187,000	374,000	—	—	—	—	—
	3/08/19	—	—	—	—	—	—	17,266	125,000
	3/08/19	—	—	—	—	17,266	—	—	125,000	[5]
Paul Gohr		—	72,000	86,400	—	—	—	—	—
	3/08/19	—	—	—	—	—	—	6,907	50,000

(1)

The amounts shown in the “Target” and “Maximum” columns consist of annual performance-based cash compensation opportunities for 2019 provided to the named executive officers and further described in the Compensation Discussion and Analysis above. The “Threshold” column shows dashes because the ultimate value of the performance-based compensation opportunities could be reduced to zero. The actual payout for 2019 is shown in the “2019 Summary Compensation Table” under the column captioned “Non-Equity Incentive Plan Compensation.”

(2)

The amounts shown in the “Target” columns for Messrs. Sadlowski and Eckl represent the potential payout level with respect to PRSU awards granted to such officers in 2019, which amounts may be earned based on Adjusted EBITDA performance during the 2021 fiscal year and will generally vest, subject to continued employment, on March 15, 2022. Please see the “Compensation Discussion and Analysis” above for more information about these PRSU awards.

(3)	The amounts shown in this column consist of RSU awards. These awards are described in the “Compensation Discussion and Analysis” above.

(4)

The amounts shown in this column represent the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named executive officers. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(5)	These amounts represent the grant date fair value for the target PRSUs awarded to Messrs. Sadlowski and Eckl.

For information regarding the terms of the employment agreements in effect with our named executive officers during 2019, please see “Potential Payments Upon Termination or Change in Control.” For information regarding the terms of the awards described in the table above, please see “Compensation Discussion and Analysis.”

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CECO Environmental ● 2020 Proxy Statement

2019 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for each named executive officer as December 31, 2019.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Dennis Sadlowski	5/12/2016	—	—	—	—	2,207		16,906	—		—
	6/10/2017	—	—	—	—	7,837	[2]	60,031	—		—
	4/19/2018	—	—	—	—	22,500		172,350	—		—
	3/08/2019	—	—	—	—	20,719		158,708	—		—
	3/15/2019	—	—	—	—	—		—	48,343	[5]	370,307
	4/19/2018	—	—	—	—	—		—	70,000	[6]	536,200
	6/10/2017	—	—	—	—	—		—	29,167	[7]	223,419
Matthew Eckl	1/11/2017	—	—	—	—	9,000	[3]	68,940	—		—
	2/12/2018	—	—	—	—	16,000	[3]	122,560	—		—
	4/19/2018	—	—	—	—	3,750		28,725	—		—
	3/08/2019	—	—	—	—	17,266		132,258	—		—
	3/15/2019	—	—	—	—	—		—	17,266	[5]	132,258
	4/19/2018	—	—	—	—	—		—	25,000	[6]	191,500
Paul Gohr	10/1/2014	2,500	—	13.08	10/1/2024	—		—	—		—
	9/04/2015	4,000	—	9.44	9/4/2025	—		—	—		—
	9/08/2016	—	—	—	—	1,200	[3]	9,192	—		—
	5/16/2017	—	—	—	—	2,730		20,912	—		—
	4/19/2018	—	—	—	—	7,500		57,450	—		—
	3/08/2019	—	—	—	—	6,907		52,908	—		—
	4/19/2018	—	—	—	—	—		—	7,500	[6]	57,450

(1)	This column shows the unvested RSUs, which RSUs generally vest in four equal annual installments commencing one year after the grant date, except as otherwise indicated.

(2)	These RSUs generally vest in three equal annual installments commencing one year after the grant date.

(3)	These RSUs generally vest in five equal annual installments commencing one year after the grant date.

(4)	Represents the market value of the awards based on the closing share price of our common stock on December 31, 2019 of $7.66.

(5)

These PRSUs generally vest on March 15, 2022 based on the extent to which the applicable performance target for 2021 is met. See “Compensation Discussion and Analysis” above for more information about these awards.

(6)	These PRSUs generally vest on March 15, 2021 based on the extent to which the applicable performance target for 2020 is met.

(7)

Reflects the threshold number of performance units that could be earned to the extent stock price goals for a two-year period ending June 10, 2020 are met. To the extent earned, the performance units generally vest on the third anniversary of the grant date.

2019 Option Exercises and Stock Vested Table

	Option Awards[1]		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Dennis Sadlowski	—	—	17,544	148,310
Matthew Eckl	—	—	13,750	100,728
Paul Gohr	—	—	5,465	43,786

(1)	No named executive officer exercised stock options in 2019.

(2)	Amounts reflect the number of shares acquired on vesting valued at the closing price of our common stock on the business day immediately preceding the date of vesting.

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CECO Environmental ● 2020 Proxy Statement

Potential Payments Upon Termination or Change in Control

Our named executive officers may be entitled to certain payments upon voluntary or involuntary termination, retirement, death or disability or change in control. We have no formal policy regarding severance payments or retirement payments. We maintain disability and life insurance policies that would provide for certain benefits upon the death or disability of a named executive officer then serving as one of our employees.

The tables below summarize the amounts that each named executive officer would receive if his employment had terminated on December 31, 2019, the last business day of that year, under the various circumstances shown. The amounts include the value of such named executive officer’s equity awards outstanding as of that date (based on hypothetical vesting under the various circumstances) based on the closing price of our common stock on such date ($7.66). For information about these equity awards held by our named executive officers, see the “2019 Outstanding Equity Awards at Fiscal Year-End Table” above. We also discuss these awards in the “Compensation Discussion and Analysis” above. If a named executive officer’s employment was terminated for cause, no amount would be payable.

Dennis Sadlowski	Death or Disability ($)(1)	Change in Control ($)(2)	Without Cause or for Good Reason ($)(1)
Cash Payments(3)		872,702	872,702
Accelerated Equity Awards
RSUs	407,995	407,995	407,995
PRSUs	1,289,507	1,289,507	1,289,507
Performance Units	—	700,000	—
COBRA(5)	4,100	4,100	4,100

Total	1,701,602	3,274,304	2,574,304

Matthew Eckl	Death or Disability ($)(1)	Change in Control ($)(2)	Without Cause or for Good Reason ($)(1)
Cash Payments(4)		432,745	432,745
Accelerated Equity Awards
RSUs	352,483	352,483	352,483
PRSUs	515,258	515,258	515,258
COBRA(5)	700	700	700

Total	868,440	1,301,185	1,301,185

Paul Gohr	Death or Disability ($)(1)	Change in Control ($)(2)	Without Cause or for Good Reason ($)(1)
Accelerated Equity Awards
RSUs	140,462	140,462	140,462
PRSUs	57,450	57,450	57,450

Total	197,912	197,912	197,912

(1)

The accelerated vesting of all or part of outstanding RSUs and PRSUs is subject to the discretion of our Compensation Committee in the event of an involuntary termination or a termination as a result of death or disability. For the purpose of this disclosure, we have assumed that all outstanding RSUs and PRSUs will be accelerated in such circumstances. In the event of death or disability, Mr. Sadlowski’s performance units would generally vest on a pro-rata basis (based on the date of such death or disability) based on actual performance for the full performance period. For the purposes of this disclosure, we have assumed that none of Mr. Sadlowski’s performance units granted on June 10, 2017 have vested because of stock price performance to date, and accordingly we have valued them at $0.

(2)

The accelerated vesting of all or part of outstanding RSUs and stock option awards upon a change in control is generally subject to the discretion of our Compensation Committee, except that Mr. Eckl’s RSUs will vest immediately prior to the closing of a change in control pursuant to the terms of his employment agreement. Mr. Sadlowski’s performance units granted on June 10, 2017 would generally vest in the event of a change in control based on performance through the date of the change in control, unless a replacement award is

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CECO Environmental ● 2020 Proxy Statement

provided in accordance with the applicable award agreement. If such a replacement award is provided, and Mr. Sadlowski is terminated by us without cause (as defined in the applicable award agreement) or by Mr. Sadlowski for good reason (as defined in the applicable award agreement), in each case within two years after the change in control, 100% of the replacement award will become vested. For the purposes of this disclosure, we have assumed that all of Mr. Sadlowski’s performance units granted on June 10, 2017 have vested. PRSU awards would generally vest in the event of a change in control based on “target” performance, unless a replacement award is provided in accordance with the applicable award agreement. If such a replacement award is provided, and the grantee is terminated by us without cause (as defined in the applicable award agreement) or by the grantee for good reason (as defined in the applicable award agreement), in each case within two years after the change in control, 100% of the replacement award will become vested. For the purposes of this disclosure, we have assumed that all outstanding awards will accelerate and that the named executive officer experiences a qualifying termination of employment on the date of the change in control.

(3)

Mr. Sadlowski’s employment agreement provides that if his employment is terminated by the Company without “cause” or by Mr. Sadlowski for “good reason” (as such terms are defined in his employment agreement), he will receive (i) a lump sum equal to his annual base salary ($587,000); and (ii) a lump sum equal to a pro-rated annual cash incentive payment for 2019 based on actual performance ($289,739).

(4)

Mr. Eckl’s employment agreement provides that if his employment is terminated by the Company without “cause” or by Mr. Eckl for “good reason” (as such terms are defined in his employment agreement), he will receive (i) a lump sum equal to the sum of his annual base salary ($342,000); and (ii) a lump sum equal to a pro-rated annual cash incentive payment for 2019 based on actual performance ($92,899). In the event of a change in control of the Company, in certain circumstances as described below, Mr. Eckl may be eligible for a lump sum cash amount equal to the sum of his annual base salary ($342,000) plus an annual cash incentive (equal to the same percentage of his annual base salary as the annual cash incentive, if any, that he received for the prior fiscal year ($92,899); if this amount were paid, it would be in lieu of the base salary ($342,000) lump sum that would be paid in a non-change in control termination.

(5)

Represents the payment of COBRA reimbursements for 12 months following termination. Mr. Sadlowski’s employment agreement provides for the reimbursement of his COBRA payments if he elects continued coverage. Mr. Eckl’s employment agreement provides for a lump sum payment.

Employment Agreement with Mr. Sadlowski

We entered into an employment agreement on June 10, 2017 with Mr. Sadlowski in connection with his appointment as our permanent CEO. In addition to participation in the employee benefit plans, programs and policies for senior executives of our Company and a monthly car allowance, his employment agreement provides for the following:

•  a base salary that is subject to annual reviews for increase;

•  the opportunity to earn, based on achievement with respect to the applicable performance criteria established by our Compensation Committee, an annual cash bonus with a target bonus opportunity equal to no less than 100% of his base salary and a maximum bonus opportunity equal to no less than 200% of his base salary; and

•  eligibility for market-competitive annual awards under our Company’s long-term incentive compensation arrangements as reasonably determined by our Compensation Committee after consideration of competitive market data provided by its independent compensation consultant, in accordance with Company policies and the applicable award agreements and incentive compensation plans under which such awards may be granted.

Employment Agreement with Mr. Eckl

We entered into an employment agreement on January 9, 2017 with Mr. Eckl when he joined our Company as our Chief Financial Officer. In addition to participation in the employee benefit plans, programs and policies for senior executives of our Company and a monthly car allowance, his employment agreement provides a minimum base salary that is now subject to annual reviews for increase.

The employment agreements with Messrs. Sadlowski and Eckl also provide that if we terminate the executive officer’s employment without “cause” (as defined in each employment agreement) or if the executive officer terminates employment for “good reason” (as defined in each employment agreement), he will be entitled to receive (in addition to certain accrued compensation and other benefits), subject to his execution of a release: (1) a lump sum cash amount equal to his annual base salary; (2) a lump sum cash amount equal to a pro rata portion of the annual bonus he would have earned had he remained employed through the end of the fiscal year in which such termination occurs; and (3) for Mr. Sadlowski,

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reimbursement of monthly COBRA payments for up to 12 months after termination, and for Mr. Eckl, a lump sum cash amount equal to the product of 12 multiplied by the monthly COBRA premium for health, dental and vision benefits in effect for the executive officer, his spouse and his dependents.

In the event of a “change in control” (as defined in Mr. Eckl’s employment agreement) of our Company, if the successor entity or purchaser does not offer Mr. Eckl employment as Chief Financial Officer with a compensation package equal to or better than the combination of his annual base salary and annual bonus opportunity as in effect immediately prior to such change in control, then Mr. Eckl will resign as of the date of such change in control (or agree to resign as of the end of a reasonable transition period) and, subject to his execution of a release, he will be entitled to receive a lump sum cash amount equal to the sum of his annual base salary plus his annual bonus (equal to the same percentage of his annual base salary as the annual bonus, if any, that he received for the prior fiscal year). Immediately prior to the closing of a change in control, any unvested RSUs held by Mr. Eckl will immediately vest.

Pursuant to their employment agreements, Messrs. Sadlowski and Eckl are also subject to one-year post-employment non-competition obligations and indefinite non-solicitation and confidentiality obligations. Each of these employment agreements also includes a customary indemnification provision. Mr. Sadlowski’s employment agreement also includes a mutual non-disparagement provision that applies for one year following termination of his employment.

Chief Executive Officer Pay Ratio

For 2019, the ratio of the annual total compensation of our CEO (“CEO Compensation”) to the median of the annual total compensation of all our employees and those of our consolidated subsidiaries (other than our CEO) (“Median Annual Compensation”) was approximately 25 to 1. We note that due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision. Accordingly, this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules, using the data and assumptions described below. We refer to the employee who received the Median Annual Compensation as the “Median Employee.”

For purposes of this pay ratio disclosure, CEO Compensation was determined to be $1,405,870, which represents the total compensation reported for our CEO as set forth above in the 2019 Summary Compensation Table. For purposes of this pay ratio disclosure, Median Annual Compensation was determined to be $56,700 and was calculated using the same methodology we used for our named executive officers in the 2019 Summary Compensation Table.

For purposes of this disclosure, we have used the same Median Employee that we identified for purposes of the pay ratio disclosure in our 2019 Proxy Statement, because there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. The date used to identify such Median Employee was December 31, 2018 (the “Determination Date”). To identify the Median Employee, we measured cash compensation (as described below) for the period beginning on January 1, 2018 and ending on December 31, 2018 for 754 U.S. and non-U.S. employees, representing all full-time, part-time, seasonal and temporary employees for us and our consolidated subsidiaries as of the Determination Date (except as described below and other than for our CEO). This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number excludes 19 non-U.S. employees (consisting of 7 employees in Singapore, 4 employees in Canada and 8 employees in India, or collectively approximately 2% of our total workforce of 773 employees) and does not exclude any employees of businesses acquired by us or combined with us. The cash compensation measurement was calculated by totaling, for each employee, the following cash compensation elements: salary, wages, commissions, bonuses, and certain cash perquisites (such as moving allowance and automobile allowances). This cash compensation represents the consistently applied compensation measure that we used for our pay ratio determination. Specifically excluded from the consistently applied compensation measure were equity awards and Company contributions to 401(k) plans. Further, we did not utilize any statistical sampling, cost-of-living adjustments or annualization for purposes of this pay ratio disclosure.

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CECO Environmental ● 2020 Proxy Statement

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

We are seeking your advisory (non-binding) vote approving the compensation of our named executive officers. We believe that the structure of our named executive officer compensation programs promotes the long-term interests of our stockholders. Our named executive officer compensation programs are designed to attract, retain, motivate and reward talented named executive officers who will achieve our business objectives and create long-term value for our stockholders. We believe that our compensation program rewards sustained performance that is aligned with long-term stockholder interests.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. We encourage stockholders to read the Executive Compensation sections of this Proxy Statement, including the Compensation Discussion and Analysis, which discusses our compensation policies and procedures, and the compensation of our named executive officers for 2019.

At our 2019 Annual Meeting of Stockholders, our Say-on-Pay proposal to approve the compensation of our named executive officers received over 99% approval, based on total votes cast for and against, or approximately 85% approval of all shares represented at the meeting. We believe that this indicates strong support for our continued focus on aligning our named executive officer compensation programs with the interests of our stockholders. During 2019, we continued to focus on pay for performance, and in addition to granting time-based restricted stock units, we granted performance-based restricted stock units that only vest if our financial performance meets or exceeds the goals established by our Compensation Committee.

This vote is required pursuant to Section 14A of the Exchange Act and is advisory and non-binding; however, our Compensation Committee and our Board will review and expect to consider the results of the vote when making future determinations regarding our named executive officer compensation programs. Advisory Say-on-Pay votes have been scheduled to be held once every year. We expect to hold the next advisory vote to approve the compensation of our named executive officers in 2021.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for advisory approval. For the purposes of this proposal, abstentions and broker non-votes are treated as shares represented at the Annual Meeting, and will have the same effect as a vote against.

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CECO Environmental ● 2020 Proxy Statement

PROPOSAL 3

APPROVAL OF THE CECO ENVIRONMENTAL CORP. 2020 EMPLOYEE STOCK PURCHASE PLAN

General

On April 1, 2020, our Board of Directors approved, subject to stockholder approval, our 2020 Employee Stock Purchase Plan (the “ESPP”). We are asking our stockholders to approve our 2020 ESPP which provides for 1.3 million shares of our common stock, par value $0.01 per share, for issuance under the ESPP. This amount represents approximately 3% of our outstanding shares of common stock as of March 1, 2020. Based upon the last reported sale price of our common stock on The Nasdaq Global Market on March 30, 2020 of $4.62 per share, the maximum aggregate value of the 1.3 million shares of common stock available for purchase under the ESPP would be approximately $6.0 million. We previously maintained an employee stock purchase program (the “Prior ESPP”), which expired in accordance with its terms on May 31, 2019 with approximately 1.3 million shares remaining.

If the ESPP is approved, we expect that there will be sufficient shares available under the ESPP to satisfy our needs under the ESPP for approximately 10 years, but the shares available under the ESPP could last for a different period of time if actual practice does not match current expectations or our share price changes materially.

Reasons for the ESPP

We believe that our employees are key to our success and that their ownership of our common stock further aligns employees’ interests with our interest of enhancing stockholder value. Therefore, to reward our employees who wish to further invest in our future, we established the ESPP to provide eligible employees the ability to purchase our common stock at a discount. The ESPP is intended to be a tax-qualified employee stock purchase plan that allows our eligible employees (including employees of our subsidiaries) to share in our financial successes and to expand their ownership in the Company. The plan gives all eligible employees the opportunity to buy shares of our common stock at a discounted price.

Set forth below is a summary of the material features of the ESPP, which is qualified in its entirety by reference to the terms and conditions of the ESPP, a copy of which is attached as Appendix I to this Proxy Statement.

Material Features of the ESPP

Administration. The Compensation Committee of our Board of Directors has the authority to take any and all actions necessary to implement, administer and interpret the ESPP, which includes the authority to prescribe, amend and rescind rules and regulations relating to the plan. All determinations made by the Compensation Committee are final, conclusive and binding. As permitted by the terms of the ESPP, the Compensation Committee intends to engage a third party to assist with the day-to-day administration of the plan and to serve as the plan custodian.

Persons Eligible to Participate. As currently written, the ESPP provides that each of our employees (including employees of our subsidiaries and any future subsidiaries added to the plan by the Compensation Committee) may elect at any time to participate in the plan, so long as the employee:

•  has been employed by CECO (or a subsidiary) for at least six (6) months;

•  customarily works more than 20 hours per week; and

•  does not own securities representing 5% or more of the total voting power of the company.

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CECO Environmental ● 2020 Proxy Statement

As of March 1, 2020, the total number of employees who would be eligible to participate under the ESPP is approximately 600. During our final offering period under the Prior ESPP, there were approximately 80 participating employees, representing approximately 15% of our employees who were eligible to participate at that time. The basis for participation in the new ESPP is meeting eligibility requirements and electing to participate by enrolling with the plan administrator during one of the offering periods. Unless otherwise determined by the Compensation Committee, each offering period is six months, and no offering period may last longer than 27 months. Once enrolled, a participant will remain enrolled for all subsequent offering periods at the contribution rate selected by the participant until the participant withdraws from the plan. The first offering period will commence on July 1, 2020 and end on December 31, 2020. Thereafter, the offering periods will commence on January 1 and July 1 of each year and end on the following June 30 and December 31, respectively, or such other periods as determined by the Compensation Committee.

A participant may withdraw from the ESPP at any time. Upon termination of employment, participation in the plan will end as soon as administratively practicable, and we will refund any contributions credited to that employee’s account and forward to that employee the shares credited to that account.

Number of Shares Under the ESPP. Our Board has reserved 1.3 million shares of our common stock for issuance under the ESPP. The maximum number of shares available for purchase under the ESPP in any one calendar year is 130,000 shares (increased annually by the number of shares offered but not purchased in previous years) or such other number as determined by the Compensation Committee. If there is any stock dividend, spin-off, stock split or combination of shares, recapitalization or merger in which our Company is the surviving corporation, or any other change in our capital stock, the Compensation Committee will make the appropriate increase or decrease in the number of shares and the selling price of our common stock that may be delivered under the plan and will make any other changes to the plan that it deems appropriate.

Contributions by Participants. To participate in the ESPP, an eligible employee must authorize our Company to make regular payroll deductions from the employee’s total cash compensation, on an after-tax basis. Each participant may elect a contribution rate expressed as a whole percentage ranging from a minimum of 2% to a maximum of 8%; provided that in any calendar year, a participant’s aggregate deductions for participation in the plan may not exceed $10,000, or such other amount as determined by the Compensation Committee. Notwithstanding the foregoing, in no event shall the number of shares of our common stock that a participant may purchase through the ESPP, and any other employee stock purchase plan we may initiate, exceed in any calendar year the number of shares having a fair market value of $25,000. A participant may change contribution percentages or suspend contributions only one time per offering period.

Purchase and Sale of Company Stock Under the ESPP. During each offering period in which an eligible employee is enrolled in the ESPP, we will credit deductions from the employee’s compensation in book entry form to an account established for the employee. At the end of each offering period, all contributions in a participant’s account will be used to purchase shares of our common stock at a purchase price equal to 85% of the fair market value of our common stock on the first day of the offering period or on the last day of the offering period, whichever is less. So long as our common stock continues to be listed on The Nasdaq Global Market, the fair market value of the common stock will be the closing price as reported by The Nasdaq Global Market on the applicable date. Our Company will bear the administrative cost of the plan, including the transaction expense for a participant’s purchase of shares of our common stock pursuant to the ESPP.

A participant will receive dividends on shares purchased under the ESPP if and when declared by our Board. If the dividends are cash dividends, then we will credit the amount of the dividend to each employee’s account and use the funds to acquire shares of our common stock at the end of the offering period. If the dividends are stock dividends, then we will credit the common stock to each employee’s account.

A participant may sell the shares of our common stock that have been purchased through the plan at any time after the shares are deposited in the participant’s account, subject to trading restrictions during blackout periods and any restrictions under applicable federal or state securities laws. Unless otherwise specified by the participant, we will first sell the shares in the participant’s account that were purchased first.

Amendment and Termination of the Plan. If approved, the ESPP will become effective on June 11, 2020, and will terminate on the earlier of June 10, 2030 or the date that participants in the plan become entitled to purchase more shares of our common stock than the number of shares that we have reserved for issuance under the plan. Also, our Board of Directors may terminate the ESPP at any time, and termination by the Board would be effective immediately after the end of the next purchase date. Our Board also may amend the ESPP at any time; however, our stockholders must approve any amendment that increases the number of shares of our common stock that may be purchased under the plan, changes the class of

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CECO Environmental ● 2020 Proxy Statement

shares that may be purchased under the plan, changes the designation of the persons or class of persons eligible to participate under the plan, or changes the purchase price of our common stock under the plan.

Interests of Certain Persons in the Action Taken

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, through security holdings or otherwise, in the actions taken by our Board of Directors or to be taken by the stockholders with respect to the approval of the ESPP that is not shared by all other stockholders.

Federal Tax Consequences

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Under the Code, no taxable income is recognized by the participant with respect to shares purchased under the ESPP either at the time of enrollment or at any purchase date within an offering period.

If the participant disposes of shares purchased pursuant to the ESPP more than two years from the applicable purchase date, and more than one year from the applicable purchase date, the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price, or (2) 15% of the fair market value of the shares on the purchase date. Any gain on the disposition in excess of the amount treated as ordinary income will be long-term capital gain. Our Company is not entitled to take a deduction for the amount of the discount in the circumstances indicated above.

If the participant disposes of shares purchased pursuant to the ESPP within two years after the purchase date or one year after the purchase date, the employee will recognize ordinary income on the excess of the fair market value of the stock on the purchase date over the purchase price. Any difference between the sale price of the shares and the fair market value on the purchase date will be capital gain or loss. Our Company is entitled to a deduction from income equal to the amount the employee is required to report as ordinary compensation income.

The federal income tax rules relating to employee stock purchase plans qualifying under Section 423 of the Code are complex. Therefore, the foregoing outline is intended to summarize only certain major federal income tax rules concerning qualified employee stock purchase plans.

New Plan Benefits

Employees of the Company or any of its subsidiaries who will participate in the ESPP in the future, and the amounts of our common stock purchased under the plan, are to be determined by the Compensation Committee and, in the case of stock purchases, by the Company and the participants themselves, subject to the restrictions set forth in the plan. Although we intend to make stock purchases for the accounts of participants under the plan, the amount of such purchases to be made in the future are subject to the election of the participants, among other factors, and has not yet been determined. Therefore, it is not possible to state the terms of any individual allocations which may be made under the ESPP or the names or positions of, or respective amounts allocable to, any participant in the plan.

This Proposal 3 requires a favorable vote of the majority of shares represented at the Annual Meeting for approval. For the purposes of this proposal, abstentions and broker non-votes are treated as shares represented at the Annual Meeting, and will have the same effect as a vote against.

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CECO Environmental ● 2020 Proxy Statement

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 regarding our compensation plans under which our equity securities are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights, compensation plans ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
2007 Equity Incentive Plan[1]	420,755	$9.98	—
2017 Equity and Incentive Plan[2]	1,399,806	$0.46	917,823
Prior ESPP[3]	—	—	1,303,366
Equity compensation plans not approved by security holder[s]	—	—	—

Total	1,820,561		2,221,189
1

The 2007 Plan was replaced with the 2017 Equity and Incentive Plan and no further grants will be made under the 2007 Plan. The 2007 Plan remains in effect solely for the continued administration of the awards currently outstanding under the 2007 Plan.

2

The 2017 Equity and Incentive Plan was approved by our stockholders on May 16, 2017. We have reserved 1.9 million shares of our common stock for issuance under our 2017 Equity Incentive Plan. In 2019, 464,000 restricted stock units were awarded to plan participants under the 2017 Equity and Incentive Plan.

3	The Prior ESPP was approved by our stockholders on May 21, 2009 and expired in accordance with its terms on May 31, 2019.

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CECO Environmental ● 2020 Proxy Statement

AUDIT MATTERS

Audit Committee Report

Our Audit Committee has reviewed and discussed our Company’s audited financial statements for the fiscal year ended December 31, 2019, with our management and has discussed with BDO USA, LLP (“BDO”), our independent registered public accounting firm, those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission.

In addition, our Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB, regarding BDO’s communications with our Audit Committee concerning independence, and our Audit Committee has discussed BDO’s independence with BDO.

Based on these reviews and discussions, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Audit Committee

Claudio A. Mannarino, Chair

David B. Liner

Munish Nanda

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided to us by BDO for the fiscal years ended December 31, 2019 and 2018.

	2019	2018
Audit Fees	$1,538,324	$1,654,336
Audit-Related Fees	174,573	—
Tax Fees	23,112	61,998

Total	$1,736,009	$1,716,334

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining BDO’s independence.

Audit Fees

These are fees for professional services for the integrated audit of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q, Proxy Statements and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees.

Tax Fees

These are fees for professional services rendered by BDO with respect to tax compliance and tax planning.

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CECO Environmental ● 2020 Proxy Statement

Audit Committee Pre-Approval Policy

Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for our Company by its auditors prior to their engagement for such services. Our Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Audit Committee at the next scheduled meeting. All of the fees paid to BDO under the categories Audit-Related Fees and Tax Fees were pre-approved by the Audit Committee or the Audit Committee Chair and none of the fees for such services were under the de minimis exception to pre-approval provided in the applicable rules rendered established by the SEC.

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CECO Environmental ● 2020 Proxy Statement

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of the Audit Committee, our Board has ratified the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2020. BDO has served in that capacity and reported on our consolidated financial statement and the effectiveness of our internal controls over financial reporting continuously since 2008. A representative of BDO is not expected to be present at the Annual Meeting.

Our Audit Committee pre-approves any engagement of BDO and has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for stockholder approval.

Although we are not required to seek stockholder approval of the appointment of BDO, the Board believes that it is consistent with good corporate governance practices to ask stockholders to ratify the appointment. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. In addition, even if stockholders ratify the Audit Committee’s appointment of BDO, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for approval.

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CECO Environmental ● 2020 Proxy Statement

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners

The following table shows the beneficial ownership of our common stock as of March 1, 2020 by (i) each of our directors, (ii) each of our named executive officers, (iii) all directors and executive officers as a group, and (iv) all persons whom we know to be the beneficial owner of five percent (5%) or more of our common stock. Beneficial ownership includes the right to acquire shares within 60 days, including upon the exercise of an option or vesting of an RSU; however, such shares are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Except as noted below, each person exercises sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned [2]	Percent of Total Common Stock Outstanding [1]
Executive Officers, Directors and Director Nominees as a group (10 persons)	4,709,459	13.3%
Jason DeZwirek [3]	4,204,173	12.0%
Matthew Eckl	40,717	*
Paul Gohr	19,756	*
Eric M. Goldberg	52,357	*
David B. Liner	45,860	*
Claudio A. Mannarino	39,357	*
Munish Nanda	11,218	*
Jonathan Pollack [4]	191,885	*
Valerie Gentile Sachs	30,519	*
Dennis Sadlowski	73,617	*
Other Beneficial Owners
BlackRock, Inc.[5] 55 East 52nd Street New York, New York 10055	2,129,973	6.0%
Dimensional Fund Advisors LP [6] Building One 6300 Bee Cave Road Austin, Texas, 78746	2,432,371	6.9%
Icarus Investment Corp.[3] 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P 1E4	2,734,546	7.7%
J. Luther King, Jr.[7] 301 Commerce Street, Suite 1600 Fort Worth, Texas 76102	2,300,569	6.5%
Trigran Investments, Inc.[8] 630 Dundee Road, Suite 230 Northbrook, Illinois 60062	5,416,284	15.4%

*	Less than 1%

(1)	Based on 35,284,847 shares of common stock outstanding as of March 1, 2020.

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CECO Environmental ● 2020 Proxy Statement

(2)	Amounts reported in this column include RSUs that vest before April 30, 2020 and shares that could be acquired upon options that are exercisable before April 30, 2020, as shown in this table:

Name of Beneficial Owner	RSUs	Option Shares
Matthew Eckl	5,567	—
Paul Gohr	4,227	6,500
Eric M. Goldberg	—	15,000
Jonathan Pollack	—	38,000
Dennis Sadlowski	12,680	—

(3)

This information was obtained from a Schedule 13D/A filed with the SEC on September 11, 2015 and is supplemented by a Form 4 filed with the SEC on June 6, 2019 by Jason DeZwirek. Jason DeZwirek is deemed to control Icarus Investment Corp. (“Icarus”) and has sole voting and dispositive power over the shares of common stock owned by Icarus. Shares shown as beneficially owned by Mr. DeZwirek include the shares owned by Icarus.

(4)

Shares beneficially owned by Mr. Pollack include 2,300 shares owned by his spouse, over which she has sole voting and dispositive power, and 85,200 shares held by JMP Fam Holdings, Inc., over which Mr. Pollack has sole voting and dispositive power.

(5)

Based on a Schedule 13G/A filed with the SEC on February 5, 2020, as of December 31, 2019, BlackRock, Inc. beneficially owned and had sole dispositive power over all of these shares and has sole voting power over 2,074,502 of these shares, which include shares held by certain subsidiaries of BlackRock, Inc.

(6)

Based on a Schedule 13G/A filed with the SEC on February 12, 2020, as of December 31, 2019, Dimensional Fund Advisors LP beneficially owned and has sole dispositive power over all of these shares and has sole voting power over 2,325,824 shares. Dimensional Fund Advisors LP disclaims beneficial ownership of all of these shares.

(7)

This information was obtained from a Schedule 13D/A filed with the SEC on November 27, 2017. According to the Schedule 13D/A, J. Luther King, Jr. beneficially owns and has sole dispositive and voting power over all of these shares, which include shares held by J. Bryan King and certain entities controlled by J. Luther King, Jr. and J. Bryan King.

(8)

Based on a Schedule 13G/A filed with the SEC on February 12, 2020, as of December 31, 2019, Trigran Investments, Inc. and certain control persons of that entity beneficially owned and had shared dispositive and voting power over all of these shares.

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CECO Environmental ● 2020 Proxy Statement

INFORMATION FOR THIS ANNUAL MEETING

The Board of Directors of CECO Environmental Corp. is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at 8:00 a.m., Central Time, at 14651 N. Dallas Parkway, Suite 118, Dallas, Texas 75254, on June 11, 2020, or any postponement or adjournment thereof .

As part of our contingency planning regarding the coronavirus (or COVID-19) pandemic, we are preparing for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance through a public filing with the Securities and Exchange Commission.

Who Bears the Cost of Solicitation

The Company is soliciting your votes for this Annual Meeting. The cost of solicitation of the proxies will be borne by us. In addition to this solicitation of the proxies, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

Who Can Vote

Only stockholders of record at the close of business on April 15, 2020, which we refer to as the record date, are entitled to notice of, and to attend and vote at, the Annual Meeting. As of the record date, there were 35,337,859 outstanding shares of our common stock. Each share of our common stock outstanding on the record date will be entitled to cast one vote upon each matter submitted to a vote at the Annual Meeting.

Who is a stockholder of record

A stockholder of record (or record holder or registered holder) means that your shares are registered in your name directly on the books of our registrar and transfer agent American Stock Transfer & Trust Company. If you are a stockholder of record, we have provided these proxy materials directly to you.

If you hold your shares through a bank, broker or other intermediary, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank, broker or other intermediary. As the beneficial owner, you have the right to instruct that institution on how to vote the shares you beneficially own.

How You Can Vote

Stockholders of record can simplify their voting by voting their shares via the Internet. Instructions for voting via the Internet are described on the Notice of Internet Availability of Proxy Materials. If your shares are held in street name, you can vote at the meeting only if you have a valid proxy from the bank, broker or other intermediary confirming your beneficial ownership of shares of our common stock as of the record date and your authority to vote such shares. Please bring personal photo identification with you to the meeting.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by internet, mail or in person at the Annual Meeting, another proxy dated as of a later date. Furthermore, you may revoke a proxy by attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given. Unless you revoke your proxy in person at the Annual Meeting, your revocation must be received by 11:59 p.m Eastern Time on June 10, 2020.

Attendance at the Annual Meeting, however, will not automatically revoke any proxy that you have given previously unless you request a ballot and vote in person. If you hold shares through a bank, broker or other intermediary, you must contact the bank, broker or other intermediary to revoke any prior voting instructions.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. The holders of a majority of the outstanding shares of common stock, present in person or represented by proxy, shall constitute a quorum at the Annual

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CECO Environmental ● 2020 Proxy Statement

Meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” (described below) will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means the eight nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the eight nominees named in this Proxy Statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

Required Votes to Pass Other Proposals

Proposal 2 (to approve, on an advisory basis, the compensation paid to our named executive officers), Proposal 3 (to approve the CECO Environmental Corp. 2020 Employee Stock Purchase Plan) and Proposal 4 (to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2020), each require the favorable vote of the majority of shares represented at the Annual Meeting for approval. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

The votes for Proposal 2 and Proposal 4 are advisory in nature and are not binding on our Company, however, our Board will consider the outcomes of these votes in future deliberations.

Broker Non-Votes

If your shares are held by a bank, broker or other nominee and you do not provide the bank, broker or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters. If the bank, broker or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any matter, broker non-votes will be counted for purposes of determining whether a quorum is present.

Only Proposal 4 (ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2020) is a routine proposal. Proposal 1 (election of directors), Proposal 2 (to approve, on an advisory basis, the compensation paid to our named executive officers) and Proposal 3 (to approve the CECO Environmental Corp. 2020 Employee Stock Purchase Plan) will be considered “non-routine,” and banks, brokers and certain other nominees that hold your shares in street name will not be able to cast votes on these proposals if you do not provide them with voting instructions. Any broker non-votes will have the same effect as a vote against Proposal 2 and Proposal 3 but will not affect the outcome of Proposal 1 because directors are elected by a plurality of votes cast.

Please provide voting instructions to the bank, broker or other nominee that holds your shares by carefully following their instructions.

Other Information

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the eight director nominees proposed by our Board, FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, FOR the approval of the CECO Environmental Corp. 2020 Employee Stock Purchase Plan, FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2020, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

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CECO Environmental ● 2020 Proxy Statement

INFORMATION FOR OUR 2021 ANNUAL MEETING

Stockholders who wish to submit a proposal to be considered at our 2021 Annual Meeting of Stockholders, must comply with the following procedures. Any communication to be made to us as described below should be addressed to the Corporate Secretary, CECO Environmental Corp., 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254.

Proxy Statement Proposals

If you intend to present proposals for inclusion in our Proxy Statement for our 2021 Annual Meeting, you must give us written notice of your intent, and your proposal must comply with SEC regulations under Rule 14a-8. Our Corporate Secretary must receive your notice no later than December 25, 2020 (120 calendar days prior to the anniversary of our mailing this Proxy Statement).

Matters for Annual Meeting Agenda

If you intend to bring a matter before the 2021 Annual Meeting, other than by submitting a proposal to be included in our Proxy Statement, we must receive your notice in accordance with our Bylaws. To be timely, such notice must be delivered to or mailed and received by us not less than 90 nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders. In accordance with our Bylaws, we must receive your notice no earlier than February 11, 2021 and no later than March 13, 2021.

If, however, the date of the 2021 Annual Meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public announcement of the date of such meeting. If the Company does not receive such notice within the timeframe described above, the notice will be considered untimely and the proposal may not be brought.

Director Candidate Nominations

Any stockholder may submit one candidate for consideration at each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation no later than 120 days before the date our Proxy Statement was released to stockholders in connection with the previous year’s Annual Meeting of Stockholders, provided, that if we did not hold any annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a date that is a reasonable time before we begin to print and mail our proxy materials, but in no event, less than 90 days prior to such mailing.

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CECO Environmental ● 2020 Proxy Statement

Our Bylaws also provide certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at the Annual Meeting of Stockholders. A stockholder’s notice must set forth, among other things, as to a nomination the stockholder proposes to bring before the meeting:

•  the name and address of the stockholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•  the class, series and number of shares that are owned of record or beneficially by the stockholder nominating the nominee or nominees;

•  a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•  whether such stockholder or beneficial owner intends to deliver a Proxy Statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to nominate such nominee or nominees;

•  any derivative interest in our Company’s securities (as such term is defined in our Bylaws);

•  any voting arrangements pursuant to which such stockholder has the right to vote any shares of the Company or which has the effect of increasing or decreasing such stockholder’s voting power;

•  any contract or arrangement pursuant to which such stockholder is a party that provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of our stock;

•  any material pending or threatened legal proceeding involving our Company, any of its affiliates or any of our directors or officers;

•  any rights to certain dividends on shares of Company stock that are separated or separable from the underlying shares of the Company and any entitlement to certain performance-related fees resulting from an increase or decrease in the value of shares of Company stock or derivative interests; and

•  any equity interests, including any convertible, derivative or short interests, in any competitor of the Company; and any other information relating to such stockholder that would be required to be disclosed in a Proxy Statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents in support of the nomination of the nominee or nominees.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board may recommend.

By Order of the Board of Directors

Jason DeZwirek
Chairman of the Board of Directors

April 24, 2020

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CECO Environmental ● 2020 Proxy Statement

Appendix I

CECO Environmental Corp. 2020 Employee Stock Purchase Plan

WITNESSETH:

WHEREAS, CECO Environmental Corp. (the “Corporation”) desires to provide eligible employees of the Corporation and its subsidiaries interest in the Corporation through the purchase of shares of common stock of the Corporation (“Common Stock”); and

WHEREAS, the Corporation desires to offer further inducement to eligible employees to remain as employees by providing a plan for the purchase of Common Stock at a discounted rate.

NOW, THEREFORE, the Corporation hereby establishes this 2020 Employee Stock Purchase Plan (the “Plan”) pursuant to the provisions of Section 423 of the Internal Revenue Code of 1986, as amended, as follows:

ARTICLE I

ESTABLISHMENT OF PLAN

The Plan is hereby established effective as of June 11, 2020; provided, however, that the Plan shall not become effective unless it has received the approval of the majority of the shares of Common Stock of the Corporation represented (in person or by proxy) at a meeting of shareholders of the Corporation duly held within 12 months after the date the Plan is adopted by the Board of Directors of the Corporation.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Section 2.01 Definitions. When the initial letter of a word or phrase is capitalized, the meaning of such word or phrase shall be as follows:

(a)

“Account” means one or more bookkeeping accounts where a recording of each Participant’s interest in the Plan, consisting of the sum of the Participant’s payroll deductions under the Plan and the number of shares of Common Stock purchased by the Participant, all of which shall be maintained by the Custodian. Each Account shall be in the name of the Participant or, if permitted by the Committee and so indicated on his or her enrollment form, in his or her name jointly with a member of his or her family, with right of survivorship. If permitted by the Committee, a Participant who is a resident of a jurisdiction that does not recognize such a joint tenancy may have an Account in his or her name as tenant in common with a member of his or her family, without rights of survivorship.

(b)	“Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Board of Directors” means the Board of Directors of the Corporation as it shall exist from time to time.

(d)	“Code” means the Internal Revenue Code of 1986, as amended, or any subsequently enacted federal revenue law, as well as any regulations duly promulgated thereunder.

(e)

“Committee” means (i) the Compensation Committee of the Board of Directors, or (ii) another committee of the Board of Directors designated by the Board of Directors to act as the Committee for purposes of the Plan, or (iii) the Board of Directors if it determines that it shall act as the Committee for purposes of the Plan.

(f)	“Common Stock” means the shares of Common Stock, $0.01 par value, of the Corporation.

(g)	“Corporation” means CECO Environmental Corp., a Delaware corporation, and its successors (by merger, consolidation or otherwise) and assigns.

(h)	“Custodian” means any party designated by the Committee pursuant to Section 7.02 to act as custodian of the Plan.

(i)	“Effective Date” means the effective date of the Plan, which is June 11, 2020.

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CECO Environmental ● 2020 Proxy Statement

(j)	“Eligible Employee” means any person employed by the Corporation or any of its subsidiaries or controlled entities (as designated by the Committee), except for:

(1)	employees who have been employed less than six months; or

(2)	employees whose customary employment is 20 hours or less per week.

In applying the six-month employment requirement of Section 2.01(j)(1) above, such employee’s period of employment shall include any period of employment with any Subsidiary acquired by the Corporation. In addition, the Committee may establish any other eligibility requirements for “Eligible Employees” consistent with Code Section 423.

(k)

“Fair Market Value”means the closing trading price of a share of Common Stock as reported on any national securities exchange on which the shares are listed (or, if listed on more than one such exchange, then on the one located in New York City), or if not so listed, the price reasonably determined by the Committee in accordance with Treas. Reg. section 20.2031-2.

(l)

“Offering Date” means the first business day of each of July and January during the Plan Term on which Fair Market Value can be determined and Common Stock is offered for purchase hereunder and/or such other date or dates selected by the Committee from time to time on which Common Stock is offered for purchase hereunder (with Fair Market Value determined on such date or, if not quoted on such date, on the last day prior thereto on which Fair Market Value is quoted).

(m)

“Offering Period” means a period commencing on an Offering Date and ending on a Purchase Date as determined by the Committee following such Offering Date. The Committee will have the authority to establish additional or alternative sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided that no Offering Period may have a duration exceeding 27 months.

(n)

“Participant” means an Eligible Employee who (i) authorizes the Corporation to make payroll deductions from Plan Compensation for the purpose of purchasing Common Stock pursuant to the Plan, (ii) has commenced participation in the Plan pursuant to Section 3.01, and (iii) has not incurred a withdrawal, voluntary or involuntary, pursuant to Article VI.

(o)	“Payday” means the date on which an Eligible Employee receives any Plan Compensation.

(p)	“Plan” means this CECO Environmental Corp. 2020 Employee Stock Purchase Plan.

(q)

“Plan Compensation” means all compensation paid by the Corporation or any Subsidiary to an employee through their respective payroll systems for services as an employee, including wages, salary, incentive compensation and bonuses, but excluding therefrom profit sharing payments, stock incentive program payments and all other fringe benefit payments.

(r)	“Plan Term” means the period from the Effective Date to and including June 10, 2030, subject to earlier termination in accordance with the provisions of Section 8.02.

(s)

“Purchase Date” means the last business day of each December and June during the Plan Term on which Fair Market Value can be determined and on which Common Stock is acquired hereunder and/or such other date or dates selected by the Committee from time to time on which Common Stock is acquired hereunder (with Fair Market Value determined on such date or, if not quoted on such date, on the last day prior thereto on which Fair Market Value is quoted); provided, that the first Purchase Date shall be the last business day of December 2020, or such other Purchase Date determined by the Committee.

(t)	“Purchase Price” means the price per share of Common Stock for purchase by Participants as defined in Section 5.02.

(u)	“Section” when not preceded by the word “Code,” means a section of the Plan.

(v)	“Subsidiary” has the meaning set forth in Code Section 424(f).

Section 2.02. Construction and Governing Law; Purpose.

(a)

The Plan shall be construed, enforced and administered and the validity thereof determined in accordance with the Code and the regulations thereunder, and in accordance with the laws of the State of Delaware when such laws are not inconsistent with the Code.

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CECO Environmental ● 2020 Proxy Statement

(b)

The Plan is intended to qualify as an employee stock purchase plan under Code Section 423 (including any amendments to such section), and the provisions of the Plan shall be construed so as to fulfill this intention. The Plan provides for both Code Section 423 and non-Code Section 423 components.

ARTICLE III PARTICIPATION

Section 3.01 Participation. Any person who is an Eligible Employee as of any Offering Date under the Plan may become a Participant in the Plan beginning on such Offering Date by completing and delivering to the Committee such enrollment form(s) as the Committee shall require to authorize payroll deductions and to request participation in the Plan no later than 10 business days prior to such Offering Date or such other deadline as may be prescribed by the Committee.

Section 3.02 Payroll Deductions.

(a)

Payroll deductions for a Participant shall commence on the first Payday after the Offering Date when the Eligible Employee becomes a Participant and shall continue thereafter until the earlier of (i) the termination of the Plan, as provided in Section 8.02, or (ii) the date the Participant suspends his or her payroll deductions pursuant to paragraph (b) of this Section 3.02. Each Participant shall authorize the Corporation or his or her employing Subsidiary to make deductions from Participant’s Plan Compensation on each Payday during such time as he or she is a Participant in the Plan at whole percentage rates from 2% through 8% of the Participant’s Plan Compensation; provided, however, that the maximum aggregate amount that may be deducted from a Participant’s Plan Compensation during any calendar year shall be $10,000, or such other amount as may be determined by the Committee.

(b)

A Participant may increase, decrease or suspend his or her payroll deduction one time only between Offering Dates during participation effective as of the Payday following delivery of written notice to the Committee, or as soon as administratively reasonable thereafter. A Participant’s suspension of payroll deductions shall not automatically result in withdrawal from participation in the Plan. If a Participant, on any scheduled Payday, shall receive no pay or his or her net pay shall be insufficient, after all required deductions, to permit withholding the payroll deduction in full as authorized hereunder and in the enrollment form, the Corporation or its Subsidiary shall (i) if the pay is insufficient for any deduction hereunder, suspend the deduction until the next Payday in which Participant’s net pay is sufficient for such withholding, or (ii) if the pay is insufficient for a full deduction hereunder, effect a partial deduction equal to the net pay available for such deduction; provided, however, that no withdrawal shall be deemed to have occurred in either event. If no deduction or if a partial deduction is effected, no carryover of the balance of the authorized deduction shall occur.

Section 3.03 Participant’s Account. On each Payday, the Corporation or its Subsidiary, as the case may be, shall deduct the authorized amount from each Participant’s Plan Compensation and, as soon as administratively reasonable, shall report the amount of such deductions to the Custodian. The Custodian shall credit the Account of each Participant with the amount of the Participant’s payroll deduction under the Plan effective as of the Payday on which it was deducted. Interest may be earned and retained by the Corporation but interest shall not be paid on amounts held in a Participant’s Account.

ARTICLE IV COMMON STOCK

The shares subject to issuance under the Plan shall be Common Stock. The total number of shares of Common Stock which may be purchased under the Plan shall not exceed in the aggregate 1.3 million shares, of which not more than 130,000 shares of Common Stock shall be issued in any one calendar year during the Plan Term, except as such numbers of shares of Common Stock shall be or have been adjusted in accordance with Sections 5.01(a) and 8.01 of the Plan. In the event the aggregate number of shares of Common Stock issuable for any calendar year shall exceed 130,000 shares of Common Stock (adjusted pursuant to Sections 5.01(a) and 8.01 of the Plan) (the “Annual Maximum”), the Committee shall reduce proportionately each Participant’s purchase hereunder to the extent necessary so that the aggregate number of shares of Common Stock will not exceed the Annual Maximum (allocated proportionately for each Purchase Date during each calendar year) and if any such reduction results in cash credited to a Participant’s Account, such cash credited shall remain credited to the Participant’s Account and be used to purchase Common Stock on the next Purchase Date. Common Stock required to satisfy purchases pursuant to the Plan shall be provided out of the Corporation’s authorized and unissued shares or treasury shares or acquired by the Corporation in open market transactions. If shares of Common Stock are purchased in one or more transactions on the open market transactions at the direction of the Committee, the Corporation will pay the difference between the Purchase Price and the price at which such shares are purchased for Participants.

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CECO Environmental ● 2020 Proxy Statement

ARTICLE V PURCHASE OF COMMON STOCK

Section 5.01 The Offering.

(a)

The Corporation shall offer an aggregate of 65,000 shares of Common Stock for purchase by Participants during each Offering Period pursuant to the terms of the Plan, or such other amount determined by the Committee. Unless otherwise determined by the Committee, the number of shares of Common Stock offered in each Offering Period hereunder shall be increased by the aggregate number of shares of Common Stock, if any, which were offered but not purchased during prior Offering Periods and shall be subject to further adjustment in accordance with Section 8.01 of the Plan.

(b)	Notwithstanding any provision in the Plan to the contrary:

(1)

a Participant may not purchase Common Stock hereunder to the extent that, after such purchase, the Participant would own (or be considered to own) of record or beneficially shares in the Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Corporation, within the meaning of Code Section 423(b)(3); and

(2)

no Participant may be granted rights to purchase Common Stock under the Plan and all employee stock purchase plans of the Corporation and its subsidiaries which accrue at a rate that exceeds $25,000 of Fair Market Value of shares of Common Stock (determined at the Offering Date) for each calendar year during which such a right to purchase Common Stock is outstanding, as provided in Code Section 423(b)(8).

Section 5.02 Purchase Price. The “Purchase Price” for Common Stock purchased shall be equal to the lesser of (a) 85% of Fair Market Value per share of the Common Stock on the Offering Date, or (b) 85% of Fair Market Value per share of the Common Stock on the Purchase Date.

Section 5.03 Purchase of Common Stock; Limitations.

(a)

Within 10 days following each Purchase Date during the Plan Term, the Committee shall determine the Purchase Price per share of Common Stock in accordance with Section 5.02 herein. Each Participant shall thereupon automatically purchase from the Corporation and the Corporation, upon payment of the purchase price by the Custodian, shall cause to be issued to the Participant, as promptly as administratively possible, that number of shares (including fractional shares unless otherwise determined by the Committee) of Common Stock which such Participant’s Account shall enable such Participant to purchase at the Purchase Price. All shares purchased shall be maintained by the Custodian in the Account for each Participant. All cash dividends paid with respect to shares of the Common Stock held in the Account shall be added to the Participant’s Account and shall be used to purchase shares of Common Stock at the next Purchase Date. Expenses incurred in the purchase of such shares shall be paid by the Corporation. All dividends distributed in-kind with respect to Common Stock held in the Account shall be added to the shares held for a Participant in his or her Account. Any distribution of shares with respect to shares of Common Stock held for a Participant in his or her Account shall be added to the shares of Common Stock held for a Participant in his or her Account.

(b)

A Participant shall have no interest in, or rights as a shareholder with respect to, Common Stock subject to purchase under the Plan until such shares of Common Stock have been issued to the Participant’s account.

Section 5.04 Sale of Common Stock. Unless otherwise prohibited by law or policy of the Corporation, the Committee may permit a Participant to have the right at any time to direct that any shares of Common Stock in his or her Account be sold and that the proceeds, less expenses of sale, be remitted to him or her.

ARTICLE VI WITHDRAWAL

Section 6.01 Voluntary Withdrawal. A Participant may withdraw from participation in the Plan at any time. A Participant’s withdrawal shall be effective as of the Payday following delivery of written notice to the Committee, or as soon as administratively reasonable thereafter. The Committee shall notify the Custodian of the withdrawal of any Participant. As soon as administratively reasonable after the effective date of a Participant’s withdrawal from the Plan, the cash balance of the Participant’s Account shall be

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CECO Environmental ● 2020 Proxy Statement

paid to him or her in cash. Upon a voluntary withdrawal of a Participant, the Participant may elect to have his or her shares sold by the Custodian and the proceeds, after selling expenses, remitted to him or her, or the Participant may elect to have the shares of Common Stock credited to his or her Account or a certificate (if the Common Stock is certificated) for the shares of Common Stock credited to the Participant’s Account forwarded to him or her. No partial withdrawals are permitted. Any Eligible Employee who withdraws from the Plan shall be entitled to resume payroll deductions and become a Participant only after compliance with Section 3.01.

Section 6.02 Involuntary Withdrawal. Upon termination of a Participant’s employment with the Corporation or any Subsidiary for any reason, or no reason, including resignation, discharge (with or without cause), disability or retirement, the cash balance of the Participant’s Account shall be paid to the Participant and the shares of Common Stock held in the Participant’s Account shall be remitted to the Participant, or, in the case of the Participant’s death, to the Participant’s beneficiary as provided in Section 6.04. The Corporation or the Custodian shall pay such amount as soon as administratively reasonable after the Committee has received notification of such termination of employment.

Section 6.03 Interest. No payroll deductions or Account balances paid to a Participant, or paid to any beneficiary in accordance with Section 6.04, shall be credited with interest unless otherwise required by applicable law.

Section 6.04 Participant’s Beneficiary.

(a)

A Participant may file with the Committee a written designation of a beneficiary who is to receive any Common Stock or cash credited to the Participant’s Account under the Plan in the event of the Participant’s death. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Committee on the form approved by the Committee.

(b)

Upon the death of a Participant, and on receipt by the Committee of reasonable proof of the identity and existence of the Participant’s designated beneficiary, the Committee shall cause delivery of the shares or cash as provided in Section 6.04(a), if any, to such beneficiary as soon as administratively reasonable. If a Participant dies without a surviving designated beneficiary, the Committee shall cause delivery of such shares or cash to the estate or a representative of the estate of the Participant.

(c)

No designated beneficiary and no heir or beneficiary of the estate of a deceased Participant shall acquire any interest in the Common Stock or cash credited to the Participant’s Account under the Plan prior to the death of the Participant.

ARTICLE VII

PLAN ADMINISTRATION

Section 7.01 Administrative Committee.

(a)	The Plan shall be administered, at the expense of the Corporation, by the Committee.

(b)

The Committee shall be vested with full authority to take any and all actions necessary to implement the Plan and to interpret the Plan and make, rescind, administer and interpret such rules and regulations as it deems necessary to administer the Plan. Any determination, construction, interpretation, administration, or application of the Plan by the Committee shall be final, conclusive and binding on all Participants, beneficiaries and any and all other persons claiming under or through any Participant. The Committee may delegate administration of the Plan to one or more employees or positions of the Corporation or to an administrative committee appointed by the Committee or by the Corporation.

(c)

Service on the Committee shall constitute service as a director of the Corporation so that members of the Committee shall be entitled to such indemnification and reimbursement as directors of the Corporation as provided in its Articles of Incorporation and/or Bylaws.

(d)

The Committee shall have the power, in its discretion, to establish separate, simultaneous or overlapping offerings having different terms and conditions and to designate a Subsidiary or Subsidiaries that may participate in a particular offering, provided that each offering shall individually comply with the terms of the Plan and the requirements of Code Section 423(b)(5) and that all Participants granted purchase rights pursuant to such offering shall have the same rights and privileges within the meaning of such section.

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Section 7.02 Custodian.

(a)	The Committee, in its sole discretion, shall appoint a Custodian. The Custodian may be removed by the Committee at any time.

(b)

The Custodian shall keep or cause to be kept accurate and detailed bookkeeping accounts of all contributions, receipts, disbursements and transfers of cash and shares of Common Stock under the Plan, and all bookkeeping accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times by any person designated by the Board of Directors or the Committee.

(c)	The expenses of the Custodian shall be borne by the Corporation.

Section 7.03 Transferability. Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the purchase or receipt of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant, except with respect to the death of the Participant as provided in Sections 6.02 and 6.04. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Committee, in its sole discretion, may treat such act as an election to withdraw from the Plan in accordance with Section 6.01.

Section 7.04 Separate Accounting for Payroll Deductions. All funds received or held by the Corporation under the Plan may be used for the Corporation’s general corporate purposes, and the Corporation shall not be obligated to segregate such payroll deductions.

Section 7.05 Only Employees Eligible To Participate. Notwithstanding any other provision of the Plan, to be eligible to purchase Common Stock hereunder as of a Purchase Date, a Participant must remain an employee at all times from the Offering Date through such Purchase Date.

Section 7.06 Equal Rights and Privileges. Notwithstanding any other provision of the Plan, all Eligible Employees who participate in an Offering Period shall have the same rights and privileges with respect to the offering under such Offering Period, as required by Code Section 423 and the regulations thereunder, and the Committee shall administer the Plan and interpret and apply the provisions of the Plan accordingly; provided, however, that employees participating in a sub-plan adopted pursuant to Section 9.04 which is not designed to qualify under Code Section 423 of the Code need not have the same rights and privileges and employees participating in the Plan generally.

ARTICLE VIII AMENDMENT AND TERMINATION

Section 8.01 Adjustment of Stock. In the event of any change after the Effective Date in the outstanding shares of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, exchange of shares, merger or consolidation, liquidation, or any other change after the Effective Date in the nature of the Common Stock, the Committee shall make a corresponding adjustment in the number and kind of shares reserved under the Plan, and in the purchase price and the number and kind of shares covered by outstanding purchase commitments under the Plan as determined by the Committee. Any determination by the Committee hereunder shall be conclusive, final and binding on all persons. If the Corporation is a party to a consolidation or a merger in which the Corporation is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Corporation’s outstanding stock by a single person or group, or a sale or transfer of substantially all of the Corporation’s assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

Section 8.02 Amendment and Termination.

(a)

The Board of Directors, may at any time and from time to time, alter, amend, suspend, or terminate the Plan in any way; provided, however, that if the Plan is terminated the effective date of termination shall be immediately after the next Purchase Date; provided further, that the Board of Directors may not, without approval by the holders of the issued and outstanding shares of Common Stock:

(1)	increase the maximum number of shares of Common Stock that may be issued under the Plan (other than to reflect adjustment permitted under Section 8.01 hereof);

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(2)	change the class of shares that may be issued under the Plan;

(3)	change the designation of the persons or class of persons eligible to participate and receive Common Stock under the Plan; or

(4)	change the provision of Section 5.02 concerning the Purchase Price.

(b)

Unless earlier terminated by the Board of Directors pursuant to paragraph (a) of this Section 8.02, the Plan will terminate on the earlier of: (i) the last day of the Plan Term, or (ii) the date on which the authorized remaining Common Stock reserved for the Plan are not sufficient to enable each Participant on such date to purchase at least one share of Common Stock. No purchases of Common Stock shall be made after the termination of the Plan.

ARTICLE IX MISCELLANEOUS

Section 9.01 Notices. All notices or other communications by a Participant to the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form and at the location or by the person specified by the Committee. Any notices or other communications by the Committee to a Participant under or in connection with the Plan shall be deemed to have been duly given when mailed by the Committee to the most recent address of the Participant on the business records of the Corporation.

Section 9.02 No Right To Continued Employment. Neither enrollment in the Plan, the purchase of Common Stock hereunder, nor participation otherwise in the Plan shall impose any obligation on the Corporation or any Subsidiary to continue to employ any person.

Section 9.03 Notice of Sale. As a condition of participation in the Plan, each Participant agrees to notify the Corporation if he or she sells or otherwise disposes of any of his or her shares of Common Stock purchased pursuant to the Plan within two years of the Offering Date on which such shares were offered or within one year of the Purchase Date on which such shares were purchased. Notwithstanding anything herein to the contrary, the Corporation or Subsidiary shall have the right to satisfy any obligations to withhold taxes incurred by reason of the issuance and/or sale of Common Stock hereunder.

Section 9.04 Non-U.S. Participants. To the extent permitted under Code Section 423, without the amendment of the Plan, the Company may provide for the participation in the Plan by employees of the Company or a Subsidiary who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Company be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Company may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Company’s Subsidiaries operate or have employees. Each sub-plan shall constitute a separate “offering” under the Plan in accordance with Treas. Reg. section 1.423-2(a) and may contain terms that do not satisfy the requirements of Code Section 423.

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CECO
ENVIRONMENTAL

investor.relations@OneCECO.com

www.cecoenviro.com

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000463595_1 R1.0.1.18 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Jason DeZwirek 02 Eric M. Goldberg 03 David B. Liner 04 Claudio A. Mannarino 05 Munish Nanda 06 Jonathan Pollack 07 Valerie Gentile Sachs 08 Dennis Sadlowski VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/10/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/10/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 To approve, on an advisory basis, the compensation paid to the Company’s named executive officers. 3 To approve the CECO Environmental Corp. 2020 Employee Stock Purchase Plan. 4 To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2020. NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000463595_2 R1.0.1.18 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Our Annual Report to Stockholders and the Proxy Statement are available at www.proxyvote.com CECO ENVIRONMENTAL CORP. Annual Meeting of Stockholders June 11, 2020 8:00 AM CT THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder hereby appoints Dennis Sadlowski and Chasity Henry, or either of them, as proxy, and each with full power of substitution and revocation, to represent and to vote as designated on this proxy, all of the shares of common stock of the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Central Time on Thursday, June 11, 2020, at 14651 N. Dallas Parkway, Suite 118, Dallas,Texas 75254 or by means of remote communication, or at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4. Continued and to be signed on reverse side